EXHIBIT 2.1
SECOND CONTRIBUTION AGREEMENT
by and among
Natural Resource Partners L.P.,
NRP (GP) LP,
NRP (Operating) LLC,
as Buyer,
and
Foresight Reserves LP,
and
Adena Minerals, LLC
as Seller
Dated
January 4, 2007

i

EXHIBITS
Exhibit A            Form of Assignment of Membership Interests (General Partner)
Exhibit B            Form of Assignment of Membership Interests (Buyer)
Exhibit C            Form of Ohio Backstop Agreement
Exhibit D            Form of Deepwater TIC Agreement
Exhibit E            Form of Parent Release
SCHEDULES
Acquired Company Disclosure Schedule
Section 1.1(a) – Managers and Officers
Section 1.1(b) – Liens
Section 1.1(c) – Post-Closing Notifications
Section 1.1(d) – Acquisition Agreements
Section 1.1(e) – Super Material Contracts
Section 3.3(a) – Prior Legal or Assumed Names
Section 3.3(c)(i) – Acquired Company Obligations
Section 3.3(c)(ii) – Continuing Obligations
Section 3.4 – Required Consents
Section 3.7(a) – Required Authorizations
Section 3.7(c) – Notices of Non-Compliance and Notices of Violations
Section 3.8(a)(i) – Owned Real Property Interests and Leased Real Property Interests
Section 3.8(b) – Preferential or Similar Rights
Section 3.8(f) – Out Leases
Section 3.8(g) – Mining Claims
Section 3.11 – Insurance
Section 3.12(a) – Material Contracts
Section 3.12(b) – Certain Contracts Relating to Acquisition Agreements
Section 3.12(c) – Indemnification Claims
Section 3.17(c) – No Liabilities
Section 3.18(f) – Environmental Matters
Section 3.18(g) – Environmental Liabilities
Section 3.22 – Reserve Studies
Section 3.23 – Affiliate Relationships
Section 5.1(a) – Conduct of Business
Section 5.1(b) – Sale or Transfer of LLC Interests
Section 5.2(a) – Third Party Confidentiality Agreements; Privileged Communications

SECOND CONTRIBUTION AGREEMENT
     This SECOND CONTRIBUTION AGREEMENT (this “Agreement”) dated January 4, 2007 (the “Execution Date”) is by and among Natural Resource Partners L.P., a Delaware limited partnership (the “Partnership”); NRP (GP) LP, a Delaware limited partnership and the general partner of the Partnership (the “General Partner”); and NRP (Operating) LLC, a Delaware limited liability company and a wholly owned subsidiary of the Partnership (“Buyer”); and Foresight Reserves LP, a Nevada limited partnership (“Parent”); and Adena Minerals, LLC, a Delaware limited liability company and wholly owned subsidiary of Parent (“Seller”). Parent and Seller are sometimes referred to collectively herein as the “Seller Parties” and individually as a “Seller Party.” The Partnership, the General Partner, Buyer, Parent and Seller are sometimes referred to collectively herein as the “Parties” and individually as a “Party”.
RECITALS
     1. Parent owns all of the outstanding membership interests in Seller, and Seller owns all of the outstanding membership interests (collectively, the “Membership Interests”) of each of Rivervista Mining, LLC, a Delaware limited liability company (“Rivervista”), and Deepwater Transport, LLC, a Delaware limited liability company (“Deepwater”). The Membership Interests, together with any and all other membership interests or other Equity Interests of the Acquired Companies hereafter issued to or otherwise held by Seller, are collectively referred to herein as the “LLC Interests.”
     2. The Contribution Agreement provides for the execution of this Agreement on the Execution Date.
     3. Prior to the Execution Date, Seller has caused Gatling to transfer to Rivervista the Ohio Coal Reserves.
     4. The Acquired Companies own and/or lease certain coal reserves, transportation infrastructure and other related assets in Ohio.
     5. The General Partner desires to acquire, and Seller desires to contribute to the General Partner, the Contributable LLC Interests for the consideration set forth below, subject to the terms and conditions of this Agreement.
     6. Buyer desires to acquire, and Seller desires to contribute to Buyer, the Other LLC Interests for the consideration set forth below, subject to the terms and conditions of this Agreement.
     NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I
CERTAIN DEFINITIONS
     1.1 Certain Defined Terms. Capitalized terms used in this Agreement shall have the following meanings:
          “Acquired Company” means Rivervista or Deepwater, individually, and “Acquired Companies” means Rivervista and Deepwater, collectively.
          “Acquired Company Disclosure Schedule” means the disclosure schedules delivered by Seller to Buyer and the General Partner concurrently with the execution and delivery of this Agreement together with any supplements thereto delivered pursuant to Section 5.16.
          “Acquisition Agreements” means each Contract identified in Section 1.1(d) of the Acquired Company Disclosure Schedule.
          “Affiliate” means, when used with respect to a specified Person, any other Person directly or indirectly (through one or more intermediaries or otherwise) controlling, controlled by or under common control with the specified Person; provided, however, that for purposes of this Agreement, the Seller Parties, on the one hand, and the Partnership, the General Partner and Buyer, on the other hand, shall not be deemed to be “Affiliates” of each other. For purposes of this definition, “control,” when used with respect to any specified Person, means the power to direct or cause the direction of the management and policies of the Person whether through the ownership of voting securities, by contract or otherwise; and the term “controlled” has the meanings correlative to the foregoing.
          “Aggregate Consideration” is defined in Section 2.2(a).
          “Agreement” is defined in the opening paragraph of this Agreement.
          “Assets” is defined in Section 3.8(a).
          “Assignment of Membership Interests (Buyer) is defined in Section 7.2(a)(ii).
          “Assignment of Membership Interests (General Partner) is defined in Section 7.2(a)(i).
          “Audited Financial Statements” means the Financial Statements as defined in the Contribution Agreement.
          “Authorization” means any franchise, permit, license, authorization, order, certificate, registration or other consent or approval that a Governmental Authority has the legal authority to grant or issue.
          “Business” means the business of the Acquired Companies of owning, leasing, preparing, loading and transporting coal and all activities relating thereto (including acquiring, owning, leasing, subleasing or otherwise controlling (i) any property containing coal reserves or

(ii) surface rights of any property which may affect the ownership or operation of any property containing coal reserves), as well as any other business conducted by the Acquired Companies.
          “Business Day” means any day, other than Saturday and Sunday, on which federally-insured commercial banks in Houston, Texas are generally open for business and capable of sending and receiving wire transfers.
          “Buyer” is defined in the opening paragraph of this Agreement.
          “Buyer Affiliate” is defined in Section 10.14(a).
          “Buyer Indemnified Taxes” means any and all Taxes together with any Losses (including court and administrative costs and reasonable legal fees and expenses incurred in investigating and preparing for any Proceeding) arising out of or incident to the determination, assessment or collection of such Taxes (i) imposed on any Acquired Company or for which any Acquired Company is otherwise liable for any taxable period ending on or prior to the Closing Date or the portion of any Straddle Period ending on the Closing Date (determined in accordance with the provisions of Section 5.7(b)), (ii) resulting from a breach of the representations and warranties set forth in Section 3.9 (without giving effect to any materiality or knowledge qualifiers that may be contained therein and without regard to any scheduled items) or resulting from a breach by any Seller Party of the covenants set forth in Section 5.7, (iii) of any member of an affiliated, consolidated, combined or unitary group of which any Acquired Company (or any predecessor) is or was a member on or prior to the Closing Date by reason of Treasury Regulation § 1.1502-6(a) or any analogous or similar state or local law, or (iv) of any other Person for which any Acquired Company is or has been liable as a transferee or successor, by contract or otherwise.
          “Buyer Indemnitees” is defined in Section 9.3(a).
          “Buyer’s Knowledge,” or any similar term, means the actual knowledge, after due inquiry, of each of Corbin J. Robertson, Jr., Nick Carter, Dwight L. Dunlap, Kevin F. Wall, Wyatt L. Hogan and Kevin J. Craig.
          “Call Right” is defined in the General Partner Partnership Agreement.
          “CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980.
          “Claim” means any demand, claim or notice sent or given by a Person to another Person in which the former asserts that it has suffered a Loss or has become party to a Proceeding that is the responsibility of the latter.
          “Claim Notice” means a written notice of a claim for indemnification pursuant to this Agreement specifying in reasonable detail the specific nature of the Claim for which indemnification is sought.
          “Class B Units” means units representing limited partner interests of the Partnership designated as Class B Units under the Partnership Agreement and having the rights,

privileges, preferences, limitations, obligations and such other terms as set forth in the Partnership Agreement.
          “Closing” is defined in Section 7.1.
          “Closing Date” is defined in Section 7.1.
          “Closing Price” is defined in Section 15.1(a) of the Partnership Agreement.
          “Coal Act” means the Coal Industry Retiree Health Benefit Act of 1992 (Subtitle J of the Code), as amended.
          “Code” means the Internal Revenue Code of 1986, as amended.
          “Common Units” means units representing limited partner interests of the Partnership designated as Common Units under the Partnership Agreement and having the rights, privileges, preferences, limitations, obligations and such other terms as set forth in the Partnership Agreement.
          “Confidentiality Agreement” means that certain confidentiality agreement between Cline Resource and Development, Inc. and the Partnership dated May 31, 2006.
          “Continuing Obligations” is defined in Section 3.3(c).
          “Contract” means any binding agreement, contract, lease, commitment, consensual obligation, arrangement, promise or undertaking (whether written or oral and whether express or implied).
          “Contributable LLC Interests” means an amount of the LLC Interests having a value equal to 2/98ths of the value of the Transaction Units (calculated based on the Closing Price of such Transaction Units as of the Business Day immediately preceding the Closing Date) issued pursuant to Section 2.2(b)(ii).
          “Contribution Agreement” means that certain Contribution Agreement dated as of December 14, 2006 by and among the Partnership, the General Partner, Buyer, Parent and Seller.
          “Credit Agreement” means that certain Credit Agreement by and among Lower Wilgat, LLC, a Delaware limited liability company, Middle Wilgat, LLC, a Delaware limited liability company, and the Lenders party thereto dated as of October 24, 2006.
          “Deductible” means $1,000,000.
          “Deepwater” is defined in the first recital to this Agreement.
          “Deepwater TIC” means that certain Tenancy-in-Common Agreement dated as of March 13, 2006 by and between Gatling LLC and Deepwater.
          “Deepwater TIC Agreement” is defined in Section 5.16.

          “Delaware Act” means the Delaware Limited Liability Company Act and any successor statute, as amended from time to time.
          “Easement” means all easements, rights-of-way, servitudes, property use agreements, line rights and real property licenses (including right-of-way permits from railroads and road crossing permits or other right-of-way permits from Governmental Authorities) held by any Acquired Company relating to real property used in the business of the Acquired Companies but owned by other Persons.
          “Environmental Costs or Liabilities” means those Losses incurred (i) under or pursuant to the requirements of any Environmental Law, (ii) under or pursuant to any Order issued pursuant to Environmental Law prior to the Closing, (iii) with respect to any monitoring or cleanup required by any Environmental Law, and (iv) under any Contract between any Acquired Company and any Third Person relating to environmental matters that existed prior to the Closing.
          “Environmental Law” means any and all Laws, Regulations or rules of common law, or Orders of any Governmental Authority in existence and as amended on the Closing Date pertaining to the protection of the environment, health or natural resources or to Hazardous Materials in any and all jurisdictions in which the party in question owns property or conducts business, including SMCRA, the Mine Safety and Health Act of 1977, the Clean Air Act, CERCLA, the Federal Water Pollution Control Act, the Occupational Safety and Health Act of 1970, the Resource Conservation and Recovery Act of 1976, the Safe Drinking Water Act, the Toxic Substances Control Act, the Hazardous & Solid Waste Amendments Act of 1984, the Superfund Amendments and Reauthorization Act of 1986, the Hazardous Materials Transportation Act, the Oil Pollution Act of 1990, and any state or local Laws implementing, analogous to, or similar to the foregoing federal Laws.
          “Equity Interest” means (i) the equity ownership rights in a business entity, whether a corporation, company, joint stock company, limited liability company, general or limited partnership, joint venture, bank, association, trust, trust company, land trust, business trust, sole proprietorship or other business entity or organization, and whether in the form of capital stock, ownership unit, limited liability company or membership interest, limited or general partnership interest or any other form of ownership, and (ii) also includes all Equity Interest Equivalents.
          “Equity Interest Equivalents” means all rights, warrants, options, convertible securities or indebtedness, exchangeable securities or other instruments, or other rights that are outstanding and exercisable for or convertible or exchangeable into, directly or indirectly, any Equity Interest described in clause (i) of the definition thereof at the time of issuance or upon the passage of time or occurrence of some future event.
          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
          “ERISA Affiliate” is defined in Section 3.16(a).

          “Ernst & Young” means Ernst & Young LLP, independent registered public accounting firm.
          “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
          “Execution Date” is defined in the opening paragraph to this Agreement.
          “Exhibits” means any or all of the exhibits attached to and made a part of this Agreement.
          “Expenses” means the aggregate amount of unpaid fees, expenses and other similar amounts that have been or are expected to be incurred by any Acquired Company on or prior to the Closing Date arising from the provision of services through the Closing for any Seller Party or Acquired Company, any Officers or Managers or any officers or directors of any Seller Party or Acquired Company in connection with the preparation, negotiation and execution of this Agreement and the other Transaction Documents and the consummation of this Agreement and the transactions contemplated hereby, including the following: (i) the fees and disbursements of, or other similar amounts charged by, counsel to any Seller Party or Acquired Company, any Officers or Managers or any officers or directors of any Seller Party or Acquired Company, (ii) the fees and expenses of, or other similar amounts charged by, any accountants, agents, financial advisors, consultants and experts employed by any Seller Party or Acquired Company, and (iii) the out-of-pocket expenses, if any, of any Seller Party or Acquired Company, any Officers or the Managers or any officers or directors of any Seller Party or Acquired Company incurred in such capacity.
          “Financial Statements” is defined in Section 3.17(a)(ii).
          “Full Unaudited Financial Statements” is defined in Section 5.8(a).
          “GAAP” means generally accepted accounting principles used in the United States for financial reporting applied consistently with such Party’s past practices.
          “Gatling” means Gatling Mineral, LLC, a Delaware limited liability company.
          “Gatling Acquisition Agreement (Ohio)” means that certain Gatling Acquisition Agreement (Ohio) by and among Gatling Ohio LLC, a Delaware limited liability company, Gatling and Rivervista dated as of October 15, 2006.
          “Gatling LLC” means Gatling, LLC, a West Virginia limited liability company.
          “General Partner” is defined in the opening paragraph to this Agreement.
          “General Partner IPO” means the first underwritten offering by the General Partner of limited partner interests in the General Partner to the public pursuant to an effective registration statement under the Securities Act.

          “General Partner Limited Partnership Interest” means an aggregate 9% interest in the General Partner designated as Limited Partner Interests under the General Partner Partnership Agreement and having the rights, privileges, preferences, limitations, obligations and such other terms as set forth in the General Partner Partnership Agreement, as amended by the General Partner Partnership Agreement Amendment (including the right to receive all cash distributions and other income and deductions related to 9% of the General Partner’s 2% general partner interest in the Partnership and to 13.846% of the General Partner’s Incentive Distribution Rights (or 9% of all of the Incentive Distribution Rights)).
          “General Partner Partnership Agreement” means that certain Third Amended and Restated Limited Partnership Agreement of the General Partner dated as of the Execution Date.
          “General Partner Partnership Agreement Amendment” is defined in Section 5.12.
          “Governmental Authorities” means (a) the United States of America or any state or political subdivision thereof and (b) any court or any governmental or administrative department, commission, board, bureau, agency or arbitration tribunal of the United States of America or of any state or political subdivision thereof.
          “Guarantee and Collateral Agreement” means that certain Guarantee and Collateral Agreement by and among Lower Wilgat, LLC, a Delaware limited liability company, Middle Wilgat, LLC, a Delaware limited liability company, Gatling LLC, Williamson Energy, LLC, a Delaware limited liability company, and The Bank of New York, as collateral agent, dated as of October 24, 2006.
          “Hazardous Materials” means: (a) any chemicals, materials or substances defined or included in the definition of “hazardous substances,” “hazardous materials,” “toxic substances,” “solid wastes,” “pollutants,” “contaminants,” or words of similar import intended to define, list or classify substances by reason of deleterious properties under any Environmental Law, (b) any radioactive materials, asbestos, and polychlorinated biphenyls, (c) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any Governmental Authority, or (d) oil, waste oil, petroleum, waste petroleum, natural gas, natural gas liquids or liquefied natural gas.
          “Incentive Distribution Rights” means incentive distribution rights issued by the Partnership to the General Partner and certain limited partners of the General Partner in the form of a non-voting limited partner interest in the Partnership as specifically defined and provided for in the Partnership Agreement.
          “Indebtedness” means, without duplication, (i) any obligations of any Acquired Company for borrowed money (including all obligations for principal, interest, premiums, penalties, fees, expenses and breakage costs), (ii) any obligations of any Acquired Company evidenced by any note, bond, debenture or other debt security, (iii) any obligations of any Acquired Company for or on account of capitalized leases, (iv) any obligations of a Person other than an Acquired Company secured by a Lien against any Acquired Company’s Assets, (v) any obligations of any Acquired Company for the reimbursement of letters of credit, bankers’ acceptance or similar credit transactions, (vi) any obligations of any Acquired Company under any currency, commodity or interest rate swap, hedge or similar protection device, and (vii) any obligations of the types described in clauses (i) through (vi) above of any Person other than any Acquired Company, the payment of which is guaranteed, directly or indirectly, by any Acquired Company.
          “Indemnified Party” or “Indemnitee” is defined in Section 9.5(a).
          “Indemnifying Party” or “Indemnitor” is defined in Section 9.5(a).
          “Indemnitee” means a Buyer Indemnitee or a Seller Indemnitee, as the case may be.
          “Intellectual Property” is defined in Section 3.13.
          “Investor Rights Agreement” means that certain Investor Rights Agreement dated as of the Execution Date by and among Seller and the Managing General Partner, the General Partner and Robertson Coal Management, LLC, a Delaware limited liability company.
          “IRS” means the United States Internal Revenue Service.
          “Laws” means all laws, statutes and ordinances of the United States, any state of the United States and any political subdivision thereof, including all decisions of any Governmental Authority having the effect of law in each such jurisdiction.
          “Leased Real Property Interests” is defined in Section 3.8(a).
          “Liability” means any direct or indirect liability, Indebtedness, obligation, commitment, expense, claim, deficiency, guaranty or endorsement of or by any Person of any type, whether known or unknown, and whether accrued, absolute, contingent, matured or unmatured.
          “Lien” means any lien, mortgage, pledge, adverse or other claim, charge, security interest, production payment, restriction, burden, encumbrance, right of purchase, rights of a vendor under any title retention or conditional sale agreement, or lease or other arrangement substantially equivalent thereto or other encumbrance, option or defect in title.
          “LLC Interests” is defined in the first recital to this Agreement.
          “Loss” or “Losses” means any and all damages, payments, penalties, assessments, disbursements, costs and expenses, including interest, awards, judgments, settlements, fines, costs of remediation, fees, costs of defense and reasonable attorneys’ fees, costs of accountants, expert witnesses and other professional advisors and costs of investigation and preparation of any kind or nature whatsoever.
          “Manager” means each manager of each Acquired Company that is manager-managed, including each person so identified in Section 1.1(a) of the Acquired Company Disclosure Schedule, in each case in that person’s capacity as such, and any successor to any of them serving in such capacity prior to the Closing.

          “Managing General Partner” means GP Natural Resource Partners LLC, a Delaware limited liability company and the general partner of the General Partner.
          “Material Adverse Effect” means, with respect to any Acquired Company, the Partnership or any other Person, as applicable, any result, occurrence, event or circumstance (each, an “Effect”) (whether or not (A) foreseeable as of the date of this Agreement or (B) covered by insurance) that, individually or in the aggregate with any such other Effects (whether or not such Effect has, during the period or at any time in question, manifested itself in, as applicable, the financial statements of the Acquired Companies or of the Partnership and its subsidiaries or of such other Person), has had or has a material adverse effect on (x) the condition (financial or otherwise), business, properties or results of operations of, as applicable, the Acquired Companies, taken as a whole, the Partnership and its subsidiaries, taken as a whole, or such other Person, (y) in the case of any Acquired Company, the ability of such Acquired Company to own and operate its assets and conduct its businesses in the ordinary course as presently operated and conducted, including the ability to lease the coal reserves included in the Assets to Third Persons for the purpose of mining such coal reserves, or (z) the ability of, as applicable, any Seller Party, any of the Partnership, the General Partner or Buyer or such other Person to perform its obligations under or consummate the transactions contemplated by the Transaction Documents to which it is a party; provided, however, that a Material Adverse Effect shall not be deemed to occur pursuant to clause (x) solely as a result of (1) any Effect that is generally applicable to the industry and markets in which, as applicable, the Acquired Companies or the Partnership and its subsidiaries or such other Person operate or (2) any Effect that is generally applicable to the United States economy or securities markets, provided that the Effects in the case of clauses (1) or (2) of this sentence do not disproportionately affect, as applicable, the Acquired Companies or the Partnership and its subsidiaries or such other Person.
          “Material Contract” means each of the following to the extent such Contract is currently executory:
          (a) each Contract to which any Acquired Company is a party that is reasonably expected to require payments of cash to or by the Acquired Companies, or the incurrence of Liabilities by the Acquired Companies, during the period of twelve months following the date of this Agreement in an amount of more than $500,000;
          (b) the Acquisition Agreements and each other acquisition, partnership, joint venture, teaming or other similar Contract entered into by or assigned to any Acquired Company since June 24, 2005;
          (c) each Contract of any Acquired Company restricting or otherwise affecting the ability of such Acquired Company to conduct or compete in any line of business in any jurisdiction;
          (d) each Contract between any Acquired Company, on the one hand, and any Seller Party or any of its Affiliates, any of the Officers or Managers or any of the directors, officers, managers or other employees of any Seller Party or any of its Affiliates, on the other hand;

          (e) each Contract between any Acquired Company, on the one hand, and any financial advisor or consultants to any Seller Party or any Acquired Company, on the other hand, under which there are remaining indemnity or other obligations of any party thereto after the Closing;
          (f) each Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $500,000 and with terms of less than one year);
          (g) each indenture, mortgage, promissory note, loan or other Contract for Indebtedness;
          (h) each Contract that was not entered into in the ordinary course of business;
          (i) each Contract with respect to patents, trademarks, copyrights, or other intellectual property, including agreements with current or former employees, consultants, or contractors regarding the appropriation or the non-disclosure of any Intellectual Property, but excluding form, “shrink-wrap” licenses for computer software and other off-the-shelf, retail intellectual property;
          (j) each Contract with any labor union or other employee representative of a group of employees;
          (k) each Contract involving a sharing of profits, losses, costs, or liabilities by any Acquired Company with any other Person;
          (l) each Contract providing for payments or commissions to or by any Person based on sales, purchases, or profits of any Acquired Company;
          (m) each Contract providing for the lease of coal reserves to or from a Third Person;
          (n) each Contract with respect to any hedging, swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions;
          (o) each outstanding standby letter of credit, guarantee, subordination agreement and indemnity agreement, whether or not entered into in the ordinary course of business, under which any Acquired Company may become liable for or obligated to discharge, or any asset of any Acquired Company is or may become subject to the satisfaction of, any indebtedness, obligations, performance or undertaking of other Persons involving the potential expenditure by any Acquired Company after the date of this Agreement of more than $500,000 in any instance (or any such guarantee, subordination agreement or indemnity agreement involving the potential aggregate expenditure by any Acquired Company of more than $500,000);

          (p) each labor services Contract, whether as owner/employer or operator of facilities or properties of any Acquired Company;
          (q) each processing, storage, loading or transloading Contract pursuant to which any Acquired Company uses or is obligated to use, or has a right to acquire, any preparation plant, stockpile area, crushing plant, screening plant, tipple, processing facility, rail car or unit train loading facility, barge loading facility or other installation or facility owned, leased or used by it to process, wash, crush, grade, screen, store, load, transload or ship coal or any Contract pursuant to which any Third Person uses or is obligated to use any preparation plant, stockpile area, crushing plant, screening plant, tipple, processing facility, rail car or unit train facility, barge loading facility or other installation or facility owned, leased or used by such third party to process, wash, crush, grade, screen, store, load, transload or ship coal for any Acquired Company;
          (r) each Acquired Company “wheelage” Contract;
          (s) each Acquired Company “overriding royalty” Contract;
          (t) each other existing Contract or Contracts of any Acquired Company, not otherwise covered by the foregoing, the loss of which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Acquired Companies; and
          (u) each amendment, supplement, and modification (whether oral or written) in respect of any of the foregoing.
          “Membership Interests” is defined in the first recital to this Agreement.
          “Notice of Production” is defined in Section 5.13.
          “Notice Period” is defined in Section 9.5(c).
          “Notification” means any notice to or filing with any Person or Governmental Authority required under the terms of any Contract to which any Acquired Company or any Seller Party is a party, by the terms of any Authorization held by or applicable to any Acquired Company or any Seller Party or by Law that is necessary for any Seller Party to execute, deliver and perform its obligations under this Agreement or is otherwise required in connection with the consummation by any Acquired Company of the transactions contemplated hereby.
          “NYSE” means The New York Stock Exchange.
          “Obligations” is defined in Section 3.3(c).
          “Officer” means each officer of each Acquired Company, including each person so identified in Section 1.1(a) of the Acquired Company Disclosure Schedule, in each case in such person’s capacity as such, and any successor to any of them serving in such capacity prior to the Closing.
          “Ohio Backstop Agreement” is defined in Section 5.14.

          “Ohio Coal Reserves” is defined in the Contribution Agreement.
          “Order” means all applicable writs, judgments, injunctions, decrees and other official acts of or by any Governmental Authority.
          “Organizational Documents” means with respect to any particular entity: (a) if a corporation, its articles or certificate of incorporation and its bylaws; (b) if a limited partnership, its limited partnership agreement and its articles or certificate of limited partnership; (c) if a limited liability company, its articles of organization or certificate of formation and its limited liability company agreement or operating agreement; (d) all related equity holders’ agreements, voting agreements, voting trust agreements, joint venture agreements or registration rights agreements; and (e) any amendment or supplement to any of the foregoing.
          “Other LLC Interests” means all of the LLC Interests other than the Contributable LLC Interests.
          “Out Leased Real Property Interests” is defined in Section 3.8(f).
          “Out Leases” is defined in Section 3.8(f).
          “Owned Real Property Interests” is defined in Section 3.8(a).
          “Parent” is defined in the opening paragraph of this Agreement.
          “Parent Release” is defined in Section 10.17.
          “Parent Release Date” is defined in Section 10.17.
          “Parties” or “Party” is defined in the opening paragraph of this Agreement.
          “Partnership” is defined in the opening paragraph of this Agreement.
          “Partnership Agreement” means the Second Amended and Restated Agreement of Limited Partnership of the Partnership dated as of the Execution Date.
          “Partnership Disclosure Schedule” means the disclosure schedules delivered by Buyer to Seller concurrently with the execution and delivery of this Agreement.
          “Partnership Litigation” is defined in Section 4.6.
          “Partnership SEC Documents” means the Partnership’s reports, schedules, forms, statements and other documents filed under the Exchange Act since December 31, 2005 and prior to the Closing, including its Annual Report on Form 10-K as filed with the SEC on February 27, 2006, its Quarterly Report on Form 10-Q (“Form 10-Q”) for the quarter ended March 31, 2006 as filed with the SEC on May 3, 2006, its Form 10-Q for the quarter ended June 30, 2006 as filed with the SEC on August 3, 2006, its Form 10-Q for the quarter ended September 30, 2006 as filed with the SEC on November 2, 2006 and its Current Reports on Form

8-K as filed with the SEC on June 22, 2006, August 15, 2006, August 24, 2006 and November 27, 2006.1
          “Permitted Encumbrances” means the following:
          (a) terms, conditions, restrictions, exceptions, reservations, limitations, and other matters contained in any document creating or transferring any Real Property Interests, or in any Authorizations or Contract that, singularly or in the aggregate, do not materially adversely affect the value of the Real Property Interest to which such matters relate or materially interfere with the ownership, use or operation of such Real Property Interests and, in any event, do not prevent or prohibit the use of such Real Property Interests by the Acquired Companies as currently used or as otherwise necessary for the conduct of their respective Businesses as presently conducted and as presently proposed to be conducted by any Acquired Company;
          (b) Liens for Taxes and assessments that are not yet due and payable (or that are being contested in good faith by appropriate Proceedings and for which adequate reserves have been made in the Financial Statements);
          (c) mechanic’s, materialmen’s, repairmen’s and other statutory Liens arising in the ordinary course of business and securing obligations incurred prior to the Closing Date that are not delinquent, that will be paid and discharged in the ordinary course of business and for which adequate reserves have been made in the Financial Statements;
          (d) utility easements, restrictive covenants, defects and other irregularities in title, that, singularly or in the aggregate, do not materially adversely affect the value of the assets to which such matters relate or materially interfere with the ownership, use or operation of such assets and do not prevent or prohibit the use of such assets by the Acquired Companies as currently used or as otherwise necessary for the conduct of their respective Businesses as presently conducted and as presently proposed to be conducted by any Acquired Company;
          (e) required Third Person consents to assignment, preferential purchase rights and other similar agreements with respect to which consents or waivers are obtained from the appropriate Person prior to Closing for the transactions contemplated hereby, or as to which the appropriate time for asserting such rights has expired as of the Closing without an exercise of such right, or the effects of which, singularly or in the aggregate, would not reasonably be expected to interfere materially with the ownership, use or operation of the assets to which such matters relate and, in any event, do not prevent or prohibit the use of such assets by the Acquired Companies as currently used or as otherwise necessary for the conduct of their respective Businesses as presently conducted and as presently proposed to be conducted by any Acquired Company;
          (f) any Post-Closing Notification;
          (g) Liens created by the General Partner or Buyer or their respective successors or assigns; and

[1]	To be updated for future filings.

          (h) Liens listed in Section 1.1(b) of the Acquired Company Disclosure Schedule.
          “Permitted Indemnification/Contribution” is defined in Section 10.16.
          “Person” means any natural person, corporation, company, partnership (general or limited), limited liability company, trust, joint venture, joint stock company, unincorporated organization, Governmental Authority or other entity or association.
          “Post-Closing Notification” means any Notification to or with any Person or Governmental Authority that is customarily effected following the closing of a transaction similar to the transactions contemplated hereby, including those listed in Section 1.1(c) of the Acquired Company Disclosure Schedule, but shall not include any Notification that constitutes a Required Consent.
          “Proceeding” means any action, suit, claim, investigation, review or other judicial or administrative proceeding, at Law or in equity, before or by any Governmental Authority or arbitration proceeding.
          “Put Right” is defined in the General Partner Partnership Agreement.
          “Real Property Interests” means all interests in real property used or held for use by any Acquired Company, including coal, mining and surface rights, rights to timber and natural gas (including coalbed methane and gob gas), rights-of-way, Easements, options, licenses and leases that are used or held for use in connection with the ownership, operation or maintenance of the assets owned by or leased by any Acquired Company, and all fixtures, improvements, tipple, loadout and other transportation facilities located thereon or appertaining thereto that are owned or held by leasehold interest by any Acquired Company.
          “Records” means all Contracts, land, title, engineering, environmental, regulatory, operating, accounting, business, marketing, and other data, files, documents, instruments, notes, papers, ledgers, journals, reports, abstracts, surveys, title opinions, maps, drawings, books, records and studies that relate to the ownership, operation or maintenance of the assets owned by any Acquired Company.
          “Regulation” means any rule or regulation of any Governmental Authority having the effect of Law or of any rule or regulation of any self-regulatory organization.
          “Regulation S-X” is defined in Section 4.1.
          “Relevant Period” is defined in Section 5.8(a).
          “Required Authorization” is defined in Section 3.7(a).
          “Required Consents” is defined in Section 3.4.
          “Reserve Review” is defined in Section 3.22.

          “Restricted Business Contribution Agreement” means that certain Restricted Business Contribution Agreement dated as of the Execution Date by and among Chris Cline, Parent, Seller, the Partnership, the General Partner, the Managing General Partner and Buyer.
          “Rivervista” is defined in the first recital to this Agreement.
          “Schedules” means the schedules referenced in this Agreement and attached hereto.
          “SEC” means the U.S. Securities and Exchange Commission.
          “Securities” is defined in Section 3.25(a).
          “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
          “Seller” is defined in the opening paragraph of this Agreement.
          “Seller Affiliate” is defined in Section 10.14(b).
          “Seller Indemnitees” is defined in Section 9.2.
          “Seller Parties” or “Seller Party” is defined in the opening paragraph of this Agreement.
          “Seller Title Representations” means the representations and warranties in Section 3.2 and Section 3.3(b).
          “Seller’s Knowledge” or any similar term, means the actual knowledge, after due inquiry, of each of Matt Fifield, Donnie Holcomb, John Dickinson and Chris Cline.
          “Significant Subsidiary” is defined in Section 4.1.
          “SMCRA” means the Surface Mining Control and Reclamation Act of 1977 (30 U.S.C. § 1201 et seq.), as amended.
          “Sowood Loan Agreement” is defined in the Contribution Agreement.
          “Straddle Period” means any taxable period beginning on or before and ending after the Closing Date.
          “Subordinated Units” means units representing limited partner interest of the Partnership designated as subordinated units under the Partnership Agreement and having the rights, obligations and such other terms as set forth in the Partnership Agreement.
          “Subsidiary” means, with respect to any Person, any corporation or other organization, whether incorporated or unincorporated, of which (a) such Person or any other Subsidiary of such Person is a general partner, managing member or sole or controlling member or (b) at least a majority of the Equity Interest or other interests having by their terms ordinary voting power to elect a majority of the board of directors, managers or others performing similar functions with respect to such corporation, partnership, limited partnership, limited liability company or other organization is, directly or indirectly, owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and any one or more of its Subsidiaries.
          “Super Material Contracts” means each Contract identified in Section 1.1(e) of the Acquired Company Disclosure Schedule.
          “Survival Date” is defined in Section 9.1(a)(iii).
          “Tax” or “Taxes” means any tax, assessment, duty, fee, levy or similar charge assessed by any Governmental Authority, including any income tax, ad valorem tax, excise tax, sales tax, use tax, franchise tax, real or personal property tax, transfer tax, gross receipts tax or employment tax, and any abandoned mine lands fees payable under SMCRA, together with and including, any and all interest, fines, penalties, assessments, and additions to Tax resulting from, relating to, or incurred in connection with any of those and any amount asserted as such by any Governmental Authority in or any contest or dispute thereof and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any Person.
          “Tax Return” means any declaration, report, statement, form, return or other document or information required to be supplied to a taxing authority in connection with Taxes including any schedule or attachment thereto, and including any amendment thereof.
          “Third Person” means (i) any Person other than a Party or its Affiliates and (ii) any Governmental Authority.
          “Third Person Claim” is defined in Section 9.5(c).
          “TIC Agreement” is defined in the Contribution Agreement.
          “Title Defect” means any Lien or defect associated with an Acquired Company’s title to the Assets, other than a Permitted Encumbrance, that (a) causes any Acquired Company’s title thereto not to constitute indefeasible title (in the case of owned Real Property Interests) or good and marketable title (in the case of all other owned Assets) to 100% of the right, title and interest in any Asset (or a valid leasehold interest in any Asset leased or represented as leased by any Acquired Company from a Third Person) or (b) has or would reasonably be expected to have a Material Adverse Effect on such Acquired Company.
          “Transaction Documents” means this Agreement, the Contribution Agreement, the Restricted Business Contribution Agreement, the General Partner Partnership Agreement Amendment, the Investor Rights Agreement, the WVA Backstop Agreement, the TIC Agreement, the Ohio Backstop Agreement, the Deepwater TIC Agreement, the other documents and instruments to be delivered at the Closing and any other Contract among the Parties that is expressly agreed by the Parties to constitute a Transaction Document for purposes of this Agreement.

          “Transaction Units” means an aggregate of 2,280,000 Common Units; provided, however, that if the Partnership has not obtained Unitholder Approval for the issuance of the Transaction Units, “Transaction Units” shall mean 2,280,000 Class B Units.
          “Unaudited Financial Statements” is defined in Section 3.17(a)(ii).
          “Unitholder Approval” means the vote of the Unitholders (as defined in the Partnership Agreement), in accordance with the provisions of the Partnership Agreement and as may be required by the Regulations of the NYSE, necessary to approve the issuance of Common Units to Seller.
          “Voting Debt” means bonds, debentures, notes or other indebtedness having the right to vote (or convertible into securities having the right to vote) on any matters on which holders of Equity Interests may vote.
          “Weir” means Weir International Mining Consultants, Inc.
          “WVA Backstop Agreement” is defined in the Contribution Agreement.
     1.2 Other Definitional Provisions. As used in this Agreement, unless expressly stated otherwise or the context requires otherwise, (a) all references to an “Article,” “Section,” or “subsection” shall be to an Article, Section, or subsection of this Agreement, (b) the words “this Agreement,” “hereof,” “hereunder,” “herein,” “hereby,” or words of similar import shall refer to this Agreement as a whole and not to a particular Article, Section, subsection, clause or other subdivision hereof, (c) the words used herein shall include the masculine, feminine and neuter gender, and the singular and the plural, (d) the word “including” shall mean “including, without limitation” and (e) the word “day” or “days” shall mean a calendar day or days, unless denoted as a Business Day.
     1.3 Headings. The headings of the Articles and Sections of this Agreement and of the Schedules and Exhibits are included for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction or interpretation hereof or thereof.
     1.4 Other Terms. Other terms may be defined elsewhere in the text of this Agreement and shall have the meaning indicated throughout this Agreement.
ARTICLE II
THE TRANSACTION
     2.1 The Transaction. Subject to and upon the terms and conditions of this Agreement, at the Closing, Seller shall (a) contribute, transfer, convey, assign and deliver to the General Partner, and the General Partner shall acquire and accept from Seller, all the Contributable LLC Interests, free and clear of all Liens, and (b) contribute, transfer, convey, assign and deliver to Buyer, and Buyer shall acquire and accept from Seller, all the Other LLC Interests, free and clear of all Liens. At the Closing, Seller shall deliver to the General Partner and Buyer assignments duly executed by Seller transferring and assigning the Contributable LLC Interests to the General Partner and the Other LLC Interests to Buyer, in each case in accordance with the terms of this Agreement.

     2.2 Aggregate Consideration.
          (a) The aggregate consideration to be delivered by the General Partner for the Contributable LLC Interests shall be the General Partner Limited Partnership Interest. The aggregate consideration to be delivered by Buyer for the Other LLC Interests shall be the Transaction Units. The General Partner Limited Partnership Interest and the Transaction Units are collectively referred to herein as the “Aggregate Consideration.” The Aggregate Consideration shall be deliverable in the manner described in Section 2.2(b).
          (b) At the Closing:
               (i) the General Partner shall issue to Seller the General Partner Limited Partnership Interest, which interest shall be issued on original issue and evidenced by the General Partner Partnership Agreement Amendment duly executed and delivered by the Managing General Partner; and
               (ii) the Partnership shall issue to Seller the Transaction Units, which securities shall be issued on original issue and evidenced by a certificate or certificate duly executed and delivered by or on behalf of the Partnership.
     2.3 Contribution by the General Partner. Immediately after the consummation of the transactions contemplated by Section 2.2(b), the General Partner shall contribute, transfer, convey, assign and deliver to the Partnership, and the Partnership shall acquire and accept from the General Partner, all the Contributable LLC Interests free and clear of all Liens in satisfaction of the obligations of the General Partner under Section 5.2(b) of the Partnership Agreement.
     2.4 Effective Time. The transactions contemplated by this Agreement shall be effective, for accounting and financial reporting purposes, as of 12:01 a.m. on the first day of the month in which the Closing occurs.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER PARTIES
     Parent and Seller jointly and severally represent and warrant to Buyer, the General Partner and the Partnership the matters set forth in Section 3.1 (Organization, Good Standing and Authority of Seller Parties), Section 3.4 (Consents) and Section 3.5 (No Conflicts) solely with respect to Parent (such representations and warranties being deemed to be made as of the date hereof and on a continuous basis until the Closing) and Seller represents and warrants to Buyer, the General Partner and the Partnership as follows (such representations and warranties being deemed to be made as of the date hereof and on a continuous basis until the Closing):
     3.1 Organization, Good Standing and Authority of Seller Parties.
          (a) Each Seller Party is a limited partnership or limited liability company duly organized or formed, validly existing and in good standing under the laws of its jurisdiction of organization or formation, has all requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and is duly qualified and licensed, as may be required, and in good standing to do business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification and licensing necessary, other than in such jurisdictions where the failure so to be qualified and licensed would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on such Seller Party. All the outstanding partnership or membership interests of each Seller Party have been duly authorized and validly issued and were not issued in violation of any preemptive rights or other preferential rights of subscription or purchase of any Person.
          (b) Other than approvals by each Seller Party, which approvals have been obtained, no vote of holders of any Equity Interest of any Seller Party is necessary to approve this Agreement or the other Transaction Documents to which any Seller Party is or will be a party or the performance by the Seller Parties of their respective obligations hereunder and thereunder. Each Seller Party has all requisite limited partnership or limited liability company power and authority to enter into this Agreement and the other Transaction Documents to which it is or shall be a party and to consummate the transactions contemplated hereby and thereby, and Seller has the full right, power and authority to transfer, convey and contribute to the General Partner at the Closing the Contributable LLC Interests and to Buyer at the Closing the Other LLC Interests. The execution and delivery by each Seller Party of this Agreement and the other Transaction Documents to which such Seller Party is or is intended to be a party and the consummation of the transactions contemplated hereby and thereby by such Seller Party have been duly authorized by all necessary limited partnership or limited liability company action on the part of such Seller Party. This Agreement and the other Transaction Documents to which each Seller Party is or shall be a party have been duly executed and delivered by such Seller Party or, if not yet executed, will at Closing be duly executed and delivered by such Seller Party, and, assuming this Agreement and the other Transaction Documents constitute the valid and binding obligations of each of the Partnership, the General Partner and Buyer, constitute or will, if not yet executed, at Closing constitute, the valid and binding obligations of such Seller Party enforceable against such Seller Party in accordance with their respective terms, subject as to enforceability, to bankruptcy, insolvency, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
     3.2 Title to LLC Interests. Seller has good and valid record and beneficial title to the LLC Interests, free and clear of any and all Liens. Upon the Closing, the General Partner will acquire good title to all of the issued and outstanding Contributable LLC Interests, free and clear of any Liens, other than any Liens created by the General Partner. Upon the Closing, Buyer will acquire good title to all of the issued and outstanding Other LLC Interests, free and clear of any Liens, other than any Liens created by Buyer.
     3.3 Organization, Good Standing, Authority, Capitalization of Acquired Companies.
          (a) Each of the Acquired Companies is a limited liability company duly formed, validly existing and in good standing under the laws of its jurisdiction of formation, has all requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and is duly qualified and licensed, as may be required, and in good standing to do business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification and licensing necessary, other than in such jurisdictions where the failure so to be qualified and licensed would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on such Acquired Company. Except as set forth in Section 3.3(a) of the Acquired Company Disclosure Schedule, no Acquired Company has operated under any legal or assumed name other than its current legal name.
          (b) All the outstanding limited liability company interests of each Acquired Company have been duly authorized and validly issued in accordance with the Delaware Act and the Organizational Documents of such Acquired Company, are fully paid and non-assessable (except as such non-assessability may be affected by the Delaware Act) and were not issued in violation of any preemptive rights or other preferential rights of subscription or purchase of any Person. The LLC Interests constitute, directly and indirectly, all of the outstanding Equity Interests in each of the Acquired Companies. No membership interests or other Equity Interests of any Acquired Company are reserved for issuance. Except for the LLC Interests, there are not, and on the Closing Date there will not be, outstanding or in existence any other Equity Interests of any Acquired Company, and none of the Acquired Companies has any outstanding Equity Interest Equivalents and is not obligated, under any Contract or otherwise, to issue any Equity Interests or Equity Interest Equivalents. None of the Acquired Companies owns, directly or indirectly, any Equity Interest in any Person.
          (c) As of the date hereof, none of the Acquired Companies has any Indebtedness or obligations to make capital expenditures (together with Indebtedness, “Obligations”) other than the Obligations set forth in Section 3.3(c)(i) of the Acquired Company Disclosure Schedule. As of the Closing, none of the Acquired Companies will have any Obligations other than the Obligations set forth in Section 3.3(c)(ii) of the Acquired Company Disclosure Schedule (the “Continuing Obligations”). As of the Closing, the Acquired Companies will hold cash sufficient to satisfy all Continuing Obligations.
          (d) Seller has heretofore made available to the General Partner and Buyer true and complete copies of the Organizational Documents of each of the Acquired Companies.
     3.4 Consents. Except for (i) Post-Closing Notifications or (ii) any Notifications set forth in Section 3.4 of the Acquired Company Disclosure Schedule (the Notifications described in clause (ii), the “Required Consents”), no Authorization, Notification or consent, waiver, permission, authorization or approval of, or exemption by, any Third Person is necessary for any Seller Party to execute, deliver and perform this Agreement and the other Transaction Documents to which it is or it shall be a party, other than such Authorizations, Notifications, consents, waivers, permissions, authorization or approvals or exemptions that if not obtained or given, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Acquired Companies.
     3.5 No Conflicts. The execution and delivery by each Seller Party of this Agreement, the other Transaction Documents to which such Seller Party is or shall be a party and each instrument required hereby or thereby to be executed and delivered by it at Closing do not and will not, and the performance by such Seller Party of its obligations hereunder or thereunder and the consummation of the transactions contemplated hereby and thereby by such Seller Party and compliance by such Seller Party with the provisions hereof and thereof will not, conflict with or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or give rise to a right of purchase under, result in the creation of any Lien on any of the Assets of any Acquired Company or otherwise result in a detriment to any Seller Party or any Acquired Company under, (i) the Organizational Documents of any Seller Party or any Acquired Company (each as amended to date), (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license to which any Seller Party or any Acquired Company is a party or by which any Seller Party or any Acquired Company or any of their respective properties or assets is bound, (iii) any joint venture or ownership arrangement or (iv) assuming the consents, approvals, authorizations or permits and filings or notifications referred to in Section 3.4 are duly and timely obtained or made, any Law, Regulation or Order applicable to any Seller Party or any Acquired Company or any of their respective properties or assets, other than, in the case of clause (ii), (iii) or (iv), any such conflicts, violations, defaults, rights, losses of benefit, purchase rights, Liens or detriments that, individually or in the aggregate, has not had and would not reasonably be expected to result in a Material Adverse Effect on the Acquired Companies.
     3.6 Laws and Regulations.
          (a) Each Acquired Company is in compliance with all Laws and Regulations that are applicable to it or to the conduct or operation of its Business or the ownership or use of any of its Assets, except for such failure to be in compliance, individually or in the aggregate, that would not reasonably be expected to have a Material Adverse Effect on the Acquired Companies. Notwithstanding anything herein to the contrary, the provisions of this Section 3.6 shall not relate to or cover Environmental Laws.
          (b) To Seller’s Knowledge, no event has occurred that (with or without notice or lapse of time) may constitute or result in a violation by any Acquired Company of any Law or Regulation, except for such violations, individually or in the aggregate, that would not reasonably be expected to have a Material Adverse Effect on the Acquired Companies; and to Seller’s Knowledge, no event has occurred that (with or without notice or lapse of time) may constitute or result in a failure on the part of any Acquired Company to comply with any Law or Regulation, except for such failures to comply, individually or in the aggregate, that would not reasonably be expected to have a Material Adverse Effect on the Acquired Companies.
          (c) No Acquired Company has received specific written notice or, to Seller’s Knowledge, any other communication from any Governmental Authority regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any applicable Law or Regulation.
     3.7 Authorizations.
          (a) Each Acquired Company is in possession of all Authorizations necessary to permit it to conduct and operate its Business lawfully and in the manner in which it currently conducts and operates such Business and to permit each Acquired Company to own and use its Assets in the manner in which it currently owns and uses such Assets (each such Authorization, a “Required Authorization”). Section 3.7(a) of the Acquired Company Disclosure Schedule

contains a complete and accurate list of the Required Authorizations. Each Required Authorization is valid and in full force and effect and was obtained in accordance with all applicable Laws and Regulations.
          (b) Each Acquired Company is in compliance with all of the terms and requirements of each Required Authorization applicable to such Acquired Company and, to Seller’s Knowledge, no event has occurred that may (with or without notice or lapse of time) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any Required Authorization, except for such failures to be in compliance, revocations, withdrawals, suspensions, cancellations, terminations or modifications, individually or in the aggregate, that would not reasonably be expected to have a Material Adverse Effect on the Acquired Companies.
          (c) No Acquired Company has received any specific written notice or, to Seller’s Knowledge, any other communication from any Governmental Authority regarding (i) any actual, alleged, possible, or potential violation of or failure to comply with any term or requirement of any Required Authorization or (ii) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any Required Authorization, which remains outstanding and either under protest, uncured or otherwise unresolved. All plans for corrective action, consent decrees, agreed orders, settlement agreements, long term remediation plans, fines, penalties and similar charges imposed on or assessed against any Acquired Company by any Governmental Authority have been either fully resolved or paid in full by such Acquired Company, excepting only those payable or requiring future reclamation with respect to citations, notices of non-compliance and notices of violation which are listed in Section 3.7(c) of the Acquired Company Disclosure Schedule and designated as still outstanding and unresolved.
          (d) All applications required to have been filed for the renewal of the Required Authorizations, and all other filings required to have been made with respect to the Required Authorizations, have been duly filed or made on a timely basis with the appropriate Governmental Authorities.
     3.8 Properties.
          (a) Section 3.8(a)(i) of the Acquired Company Disclosure Schedule sets forth a true and complete list of all of the material machinery, equipment, vehicles and other tangible personal property owned or leased by the Acquired Companies, all Real Property Interests owned by the Acquired Companies (the “Owned Real Property Interests”) and all Real Property Interests leased or subleased by the Acquired Companies (the “Leased Real Property Interests”). The Acquired Companies, individually or together, have indefeasible title to all Owned Real Property Interests, valid leasehold interests in the case of Leased Real Property Interests, and good and marketable title or valid leasehold interests in and to all other properties, in each case listed in Section 3.8(a)(i) of the Acquired Company Disclosure Schedule or otherwise owned or held by them (all such interests and properties, including those listed in Section 3.8(a)(i) of the Acquired Company Disclosure Schedule, collectively, the “Assets”), in each case free and clear of all Title Defects. To Seller’s Knowledge, there are no assessments against the Assets for public improvements. As of the date of this Agreement, there has been no actual or, to Seller’s

Knowledge, threatened taking (whether permanent, temporary, whole or partial) of any part of the Assets by reason of condemnation or, to Seller’s Knowledge, the threat of condemnation.
          (b) The Assets constitute all of the assets, rights, interests and properties, tangible or intangible, real or personal, that are used or necessary for use in connection with the operation of the Business consistent with past practice and as currently operated or conducted by the Acquired Companies. The personal property owned or leased by the Acquired Companies is sufficient to enable them to conduct their Businesses as currently operated or conducted. There are no preferential or similar rights to purchase any of the Assets except as set forth in Section 3.8(b) of the Acquired Company Disclosure Schedule.
          (c) No Seller Party nor any Acquired Company has received any notice of any adverse claim to title to any Assets or has received any notice of default under or termination of, or is in default under, the terms of any leases, subleases, Easements or rights of way with respect to any Assets that constitute Real Property Interests, in any such case that might result in an impairment or loss of title to such Assets or the value thereof or that has or would hinder or impede the operation of the Assets of any Acquired Company or adversely affect the ability of the Acquired Companies to own and operate their Assets from and after the Closing in the ordinary course of business as conducted by the Acquired Companies prior to Closing, except for such adverse claims, defaults or terminations, individually or in the aggregate, that would not reasonably be expected to have a Material Adverse Effect on the Acquired Companies.
          (d) The Assets that are tangible personal property are in good operating and working order, repair and condition, subject to ordinary wear and tear.
          (e) True and complete copies of all (i) deeds and other instruments by which each Acquired Company acquired the Owned Real Property Interests owned by it, (ii) existing surveys, title insurance policies, title insurance abstracts and other evidence of title of the Owned Real Property Interests in the possession of such Acquired Company or any Seller Party and (iii) leases and subleases covering the Leased Real Property Interests or other leased or subleased Assets have been made available to the General Partner and Buyer.
          (f) Section 3.8(f) of the Acquired Company Disclosure Schedule contains a true and complete list of all of the leases, subleases, assignments thereof and other instruments, agreements and arrangements pursuant to which any Acquired Company leases, sublets or otherwise demises any real property, whether surface, mineral or both, to any other Person (all said instruments, agreements and arrangements being hereinafter referred to as “Out Leases” and such real property as the “Out Leased Real Property Interests”). True and complete copies of all of the Out Leases (including all amendments thereto and all instruments in any way modifying any thereof) have heretofore been made available to the General Partner and Buyer. All of the Out Leases are valid and in full force and effect in accordance with their terms. There are no existing defaults by any party under any of the Out Leases, nor, to Seller’s Knowledge, has any event occurred which, with notice or the passage of time or both, would constitute a default by any party under any of the Out Leases.
          (g) Except as set forth in Schedule 3.8(g) of the Acquired Company Disclosure Schedule, none of the Acquired Companies nor any Seller Party has received any written notice or, to Seller’s Knowledge, any other communication of claims that any lessee of any Acquired Company or any contract miner for any such lessee has mined any coal that it did not have the right to mine or mined any coal in such reckless and imprudent fashion as to give rise to any claims for loss, waste or trespass; and, to Seller’s Knowledge, no facts exist upon which a claim could be based, except for claims, individually or in the aggregate, that would not reasonably be expected to have a Material Adverse Effect on the Acquired Companies.
          (h) Seller has made available to the General Partner and Buyer the most recent complete and correct version of each of the following items to the extent such items are (i) in the possession or under the control of any Acquired Company or Seller Party, (ii) relate to or affect the Real Property Interests or the Out Leased Real Property Interests, including the coal reserves, coal ownership, mining conditions, mines, mining plans, property Tax bills and filings of property Tax forms of each Acquired Company and (iii) relevant to the conduct of the Business: geological data, reserve data, existing mine maps, surveys, core hole logs and associated data, coal measurements, coal samples, lithologic data, coal reserve calculations or reports, washability analyses or reports, mine plans, mining permit applications and supporting data, engineering studies and all other books and records, information, maps, reports and data.
     3.9 Taxes.
          (a) All Taxes payable by or imposed against any Acquired Company have been timely and fully paid other than Taxes not yet due and payable. Each Acquired Company has duly complied with all withholding Tax and Tax deposit requirements imposed on them and their respective assets.
          (b) All Tax Returns that are required to have been filed for, by, on behalf of or with respect to each Acquired Company have been duly and timely filed with the appropriate Governmental Authority. All such Tax Returns are correct and complete, except for such failures to be so correct and complete, individually or in the aggregate, that would not reasonably be expected to have a Material Adverse Effect on the Acquired Companies.
          (c) (i) No Acquired Company is under audit or examination by any Governmental Authority with respect to Taxes, (ii) there are no Claims or Proceedings now pending or, to Seller’s Knowledge, threatened against any Acquired Company with respect to any Tax or any matters under discussion with any Governmental Authority relating to any Tax, (iii) there are no Claims for any additional Tax and no assessment, deficiency or adjustment has been asserted by any Governmental Authority against any Acquired Company, and (iv) to Seller’s Knowledge, no claim has ever been made by a Governmental Authority in a jurisdiction where the Acquired Companies do not file Tax Returns that it is or may be subject to taxation in that jurisdiction. There are no outstanding Contracts or waivers extending the statutory period of limitation applicable to (x) the filing of any Tax Return by or with respect to, or (y) any claim for, or the period for the collection or assessment of, Taxes due from or with respect to, any Acquired Company for any taxable period.
          (d) No Acquired Company has agreed to make any material adjustment pursuant to Section 481(a) of the Code (or any similar provision of foreign, state or local law or any predecessor provision) by reason of any change in any accounting method, and there is no application pending with any Governmental Authority requesting permission for any changes in any accounting method of any Acquired Company.
          (e) No Acquired Company will be required to include in any period ending after the Closing Date any income that accrued in a prior period but was not recognized in any prior period as a result of the installment method of accounting, the completed contract method of accounting, the long-term contract method of accounting or the cash method of accounting.
          (f) None of the Acquired Companies (i) has been a member of an affiliated, consolidated, combined, unitary or similar group filing a consolidated federal income Tax Return, or (ii) has any liability for the Taxes of any Person (other than another Acquired Company).
          (g) No Acquired Company is a party to, is bound by, or has any obligation under, any Tax sharing agreement, Tax allocation agreement or similar Contract.
          (h) No Acquired Company has executed or entered into with the IRS, or any other Governmental Authority, a closing agreement pursuant to Section 7121 of the Code or any similar provision of state, local, foreign or other income tax law, which will require any increase in taxable income or alternative minimum taxable income, or any reduction in Tax deductions or Tax credits for, any Acquired Company for any taxable period ending after the Closing Date.
          (i) No Acquired Company has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments that would not be deductible under Section 280G of the Code.
          (j) From and at all times since their respective dates of inception, each of the Acquired Companies has been classified as a disregarded entity for U.S. federal income tax purposes under Treasury Regulation § 301.7701-3 and all Tax Returns have been prepared consistently therewith.
     3.10 Remedial Work. There is no water treatment, reclamation or other remedial work or condition related to coal mining which is existing or reasonably foreseeable in the future on the Assets, except such activity as is being undertaken in accordance with an applicable Authorization.
     3.11 Insurance. Section 3.11 of the Acquired Company Disclosure Schedule sets forth a list, including the name of the insurer, the risks insured, and related limits of the insurance policies currently maintained by the Acquired Companies. All such policies are in full force and effect. There is no claim outstanding under any such insurance policy and to Seller’s Knowledge, no event has occurred that has given rise to or serves as the basis for or (with or without notice or lapse of time) would reasonably be expected to give rise to or serve as the basis for any such claim under any such policy, except for such claims, individually or in the aggregate, that would not reasonably be expected to have a Material Adverse Effect on the Acquired Companies. No Acquired Company has received any written notice from any insurer or reinsurer of any reservation of rights with respect to pending or paid claims. No Acquired Company is a party to any Contract, and the insurance policies listed on Section 3.11 of the Acquired Company Disclosure do not contain any provision, that would affect the rights of any

Acquired Company under such insurance policies upon or as a result of the consummation of the transactions contemplated by this Agreement.
     3.12 Material Contracts.
          (a) Section 3.12(a) of the Acquired Company Disclosure Schedule contains a description of all Material Contracts. A true, correct and complete copy of each Material Contract has been made available to the General Partner and Buyer. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Acquired Companies, (i) none of the Acquired Companies has received from any other party to a Material Contract any written or oral notice of any breach or violation by any Acquired Company of any Material Contract or termination or intention to terminate such Material Contract, (ii) no event has occurred which (with notice or lapse of time, or both) would constitute a default or an event of default by any Acquired Company under the terms of any Material Contract or give any Acquired Company or any other party to a Material Contract the right to terminate or modify the terms of such Material Contract, and (iii) each Acquired Company has performed all of its material obligations under the Material Contracts to which it is a party. Each of the Material Contracts is enforceable and in full force and effect and constitutes a legal, valid and binding obligation of the Acquired Company that is a party thereto and, to Seller’s Knowledge, each other party thereto. To Seller’s Knowledge, no other party to any Material Contract is in breach of the terms, provisions or conditions of such Material Contract, except for such breaches, individually or in the aggregate, that would not reasonably be expected to have a Material Adverse Effect on the Acquired Companies.
          (b) A copy of each Contract entered into between any Acquired Company and any of the parties to any Acquisition Agreement after the date of the closing under the applicable Acquisition Agreement, and any Contract currently being negotiated and proposed to be entered into among such parties, is listed on Section 3.12(b) of the Acquired Company Disclosure Schedule and true and correct copies of each such Contract (or the current version of each such Contract currently being negotiated), has been made available to the General Partner and Buyer.
          (c) No Acquired Company has received any claim for indemnification from any party (other than an Acquired Company) under any Acquisition Agreement, and Section 3.12(c) of the Acquired Company Disclosure Schedule sets forth a list of (i) all claims for indemnification made by any Acquired Company under any Acquisition Agreement and (ii) all unresolved pending claims for indemnification made by any Acquired Company under the Acquisition Agreement.
     3.13 Intellectual Property. There are no trademarks, trade names, patents, service marks, brand names, computer programs, databases, industrial designs, manufacturing processes, copyrights or other intangible property (“Intellectual Property”), that are necessary for the operation, or continued operation, of the Business of any Acquired Company, or for the ownership and operation, or continued ownership and operation, of any Assets of any Acquired Company, for which the Acquired Companies do not hold valid and continuing authority in connection with the use thereof, except for such Intellectual Property, the failure of which to so hold, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Acquired Companies. No Acquired Company has received any written notice of infringement, misappropriation or conflict with respect to Intellectual Property from any Person with respect to the operation of the Assets owned by any Acquired Company.
     3.14 Broker’s or Finder’s Fees. No investment banker, broker, finder or other Person is entitled to any brokerage or finder’s fee or similar commission in respect of the transactions contemplated by this Agreement or any other Transaction Document based in any way on agreements, arrangements or understandings made by or on behalf of any Seller Party, any Acquired Company or any of their respective Affiliates.
     3.15 Employees. None of the Acquired Companies has or has ever had any employees or consultants.
     3.16 Employee Benefit Plans.
          (a) None of the Acquired Companies, or any trade or business, whether or not incorporated, that together with any Acquired Company would be considered affiliated with such Acquired Company under Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA (an “ERISA Affiliate”), sponsors, maintains or contributes to, or has ever sponsored, maintained or contributed to, or has or has ever had any obligations or Liability (secondary, contingent or otherwise) to, based upon or arising out of: (i) any “employee benefit plan,” as such term is defined in Section 3(3) of ERISA (whether or not subject to ERISA); or (ii) any equity compensation, bonus, incentive award, severance, deferred compensation, executive compensation, supplemental income, retiree benefit, fringe benefit (whether or not taxable), employee loan, vacation or change of control plan, policy or agreement, or any employment or consulting agreement.
          (b) No Acquired Company nor any of its ERISA Affiliates has any obligation or Liability under the Coal Act or other similar Law.
     3.17 Financial Statements; Absence of Undisclosed Liabilities; Books and Records.
          (a) Seller has delivered to the General Partner and Buyer the following:
               (i) the Audited Financial Statements; and
               (ii) the unaudited combined balance sheet and related unaudited combined income statements, statements of cash flows and statements of changes in members’ equity of Rivervista (as of and for the period from June 24, 2005 to August 31, 2006) together with the notes thereto (the “Unaudited Financial Statements”). The Audited Financial Statements and the Unaudited Financial Statements are hereinafter referred to, collectively, as the “Financial Statements.”
          (b) The Financial Statements have been prepared in accordance with the books and records of the Acquired Companies which have been maintained in a manner consistent with historical practice. Each of the balance sheets included in the Financial Statements (including any related notes and schedules) fairly presents in all material respects the combined financial position of the Acquired Companies, as of the date thereof, and each of the combined income statements, statements of cash flows and statements of changes in members’

equity included in the Financial Statements (including any related notes and schedules) fairly presents in all material respects the combined results of operations, cash flows and changes in membership interests, as the case may be, of the Acquired Companies for the periods set forth therein, in each case in accordance with GAAP. The Financial Statements reflect the consistent application of GAAP throughout the periods involved.
          (c) Except as set forth in Section 3.17(c) of the Acquired Company Disclosure Schedule, there are no Liabilities of any Acquired Company that are not reflected or reserved against in the Financial Statements, other than Liabilities that are (i) current liabilities incurred in the ordinary course of business and consistent with past practices of the Acquired Companies since August 31, 2006, (ii) not required to be presented in unaudited interim financial statements prepared in conformity with GAAP and that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Acquired Companies, (iii) Liabilities under this Agreement or (iv) Liabilities for Expenses.
          (d) Each of the Acquired Companies maintains books and records reflecting in all material respects its assets and liabilities and that in reasonable detail accurately and fairly reflect in all material respects the transactions and dispositions of the assets of the Acquired Companies, and maintains proper and adequate procedures that provide reasonable assurance that (i) transactions are executed with management’s authorization; and (ii) transactions are recorded as necessary to permit preparation of the combined financial statements of the Acquired Companies and to maintain accountability for the combined assets, in each case in accordance with GAAP.
          (e) It is acknowledged and agreed that any representation or warranty made pursuant to this Agreement with respect to the Audited Financial Statements shall only be made with respect to the results of operations or financial condition of Deepwater.
     3.18 Environmental Matters.
          (a) No Acquired Company is in violation of any Environmental Law that, individually or in the aggregate, would reasonably expected to have a Material Adverse Effect on such Acquired Company, and no Governmental Authority or other Third Person has alleged that any Acquired Company is in violation of any Environmental Law that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on such Acquired Company, except for such allegations of violation that have been resolved to the satisfaction of the party making such allegation.
          (b) None of the Real Property Interests, none of any other properties used by any Acquired Company, and none of the properties to which Hazardous Materials generated by any Acquired Company or as a result of the operations of such Acquired Company may have migrated or been transported is (i) listed on the CERCLA National Priorities List or any other similar list of sites of environmental concern maintained by any Governmental Authority or (ii) is the subject of any remediation, removal, cleanup, investigation, response action, claim, judgment, or enforcement action regarding any actual or alleged presence or release of Hazardous Materials.

          (c) No Acquired Company has released, and to Seller’s Knowledge there have not been any releases of, Hazardous Materials on, under, from, or into any of the Real Property Interests or any other property formerly owned, operated, or used by any Acquired Company during or before the time of such Acquired Company’s ownership, operation, or use of such properties that, individually or in the aggregate, would be reasonably expected to have a Material Adverse Effect on such Acquired Company.
          (d) Each Acquired Company currently holds all Authorizations required under any Environmental Law for its ownership, operation, or use of the Real Property Interests and the present conduct of its operations, except for such Authorizations, the failure of which to hold, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on such Acquired Company. There are no outstanding or unresolved notices of violation or notices of noncompliance with respect to such Authorizations.
          (e) There are no civil, criminal, or administrative actions, suits, demands, claims, hearings, proceedings, or notices pending or, to Seller’s Knowledge, threatened against any Acquired Company under any Environmental Law, including without limitations those related to allegations of economic loss, personal injury, illness, or damage to real or personal property or the environment.
          (f) Except as set forth in Section 3.18(f) of the Acquired Company Disclosure Schedule, no Acquired Company is a party or a successor in interest to any Contract under which any Acquired Company has assumed or agreed to be responsible for any current or contingent Liabilities with respect to any Hazardous Materials or any matters arising under Environmental Laws.
          (g) Except for reclamation Liabilities accrued for in the ordinary course of business and set forth in the Financial Statements or in Section 3.18(g) of the Acquired Company Disclosure Schedule, to Seller’s Knowledge, there are no actual or contingent Environmental Costs or Liabilities that any Acquired Company may sustain in connection with any remediation, clean-up, modification, monitoring, repairs, work, construction, alterations or installations required as a result of any existing condition, fact or circumstance, including any Environmental Costs or Liabilities relating to capital improvements, physical upgrading or maintenance and repairs required by, or otherwise required to correct any Acquired Company’s noncompliance with, any Environmental Law.
     3.19 Litigation.
          (a) There are no Proceedings pending or, to Seller’s Knowledge, threatened against any Acquired Company or the Assets of any Acquired Company, including any Proceeding that questions the validity or enforceability of this Agreement or any other Transaction Document that has been or will be executed and delivered by any of the Seller Parties or the Acquired Companies in connection with the transactions contemplated hereby.
          (b) To Seller’s Knowledge, there are no facts or circumstances existing that could reasonably give rise to any litigation, arbitration, investigation or proceeding that, if resolved in a manner adverse to the Acquired Companies, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Acquired Companies.
          (c) No Acquired Company is subject to any outstanding Order or any executory compliance or settlement agreement, conciliation agreement, memorandum of understanding, or letter of commitment with a Third Person, including any such Order, agreement or arrangement relating to claims of unfair labor practices, employment discrimination or other claims with respect to employment and labor practices and policies.
          Notwithstanding anything herein to the contrary, the provisions of this Section 3.19 shall not relate to or cover Environmental Laws.
     3.20 Bankruptcy. There are no bankruptcy, reorganization or receivership proceedings pending or planned by any Seller Party or any Acquired Company or with respect to any of their respective assets, or, to Seller’s Knowledge, being threatened against any Seller Party or any Acquired Company.
     3.21 Absence of Certain Changes. Since August 31, 2006, (a) no Acquired Company has acted or failed to act in a manner that would have been prohibited by Section 5.1 if the terms of such Section had been in effect as of and after such date and (b) there has not been, and no Acquired Company has incurred or suffered, any result, occurrence, change, fact, event, circumstance, effect or condition (financial or otherwise) of any character (whether or not in the ordinary course of business), individually or in the aggregate, that has had or would reasonably be expected to have, a Material Adverse Effect on such Acquired Company.
     3.22 Reserves. Attached to Schedule 3.22 of the Acquired Company Disclosure Schedule is the reasonableness review prepared by Weir covering the coal reserves included in the Assets (collectively, the “Reserve Review”). The information which was supplied to Weir by the Seller Parties for the purpose of preparing the Reserve Review was true and correct in all material respects on the dates such information was supplied and, to Seller’s Knowledge, was prepared in accordance with customary industry practices and standards. Weir was not as of the respective dates of the Reserve Review and is not as of the date hereof an Affiliate of any Seller Party or any Acquired Company. To Seller’s Knowledge, there has been no change in the information supplied to Weir by the Seller Parties that would result in a material change in production volumes and rates of production set forth in the Reserve Review.
     3.23 Affiliate Relationships. Except as set forth in Section 3.23 of the Acquired Company Disclosure Schedule, there are no Contracts or other arrangements involving any Acquired Company in which any member, manager, officer, director, or Affiliate of any Acquired Company has a financial interest.
     3.24 Forecasts. All forecasts, projections, models, budgets or estimates heretofore delivered to Buyer, the General Partner or the Partnership by any Seller Party and/or its Affiliates and their respective representatives prepared by or on behalf of any Acquired Company have been prepared in good faith, and without any intention to mislead, on a reasonable basis based on the information available at the time of their preparation.

     3.25 Investor Status.
          (a) The General Partner Limited Partnership Interest and the Transaction Units (collectively, the “Securities”) are being acquired by Seller for investment purposes only, for Seller’s own account and not as nominee or agent for any other person or entity, and not with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act.
          (b) Seller has such expertise, knowledge and sophistication in financial and business matters generally that it is capable of evaluating, and has evaluated, the merits and economic risks of its investment in the General Partner and the Partnership and the suitability of the General Partner Limited Partnership Interest and the Transaction Units as investments.
          (c) In connection with the acquisition of the Securities hereunder, Seller has had the opportunity to examine all aspects of the General Partner and the Partnership and their respective operations and financial conditions that Seller has deemed relevant, and has had access to all information with respect to the General Partner and the Partnership and their respective businesses in order to make an evaluation thereof. In connection with the acquisition of the Securities hereunder, Seller has had the opportunity to ask such questions of and receive answers from the respective directors, officers, employees and representatives of the General Partner and the Partnership concerning the General Partner and the Partnership and to obtain such additional information about the General Partner and the Partnership as Seller deems necessary for an evaluation thereof. The investment decision of Seller to acquire the Securities has been based solely upon the evaluation made by Seller of the General Partner and the Partnership. In evaluating the suitability of an investment in the General Partner and the Partnership, Seller has not been furnished and has not relied upon any representations or other information (whether oral or written) other than as contained in the representations and warranties of the General Partner, the Partnership and Buyer in this Agreement and information in the instruments referred to in Section 3.25(d); provided that Seller’s investigation and evaluation shall not affect Seller’s ability to rely on the representations and warranties of the Partnership, the General Partner and Buyer contained herein.
          (d) Seller acknowledges that it has received, sufficiently in advance of this Agreement as Seller deems necessary to evaluate an investment in the Transaction Units, a copy of each of the Partnership SEC Documents, and has been informed that copies of Exhibits to each of the Partnership SEC Documents will be made available to Seller upon such Seller’s written request.
          (e) Seller is an “accredited investor” as defined in Rule 501 of Regulation D under the Securities Act.
          (f) Seller acknowledges that neither the General Partner Limited Partnership Interest nor the Transaction Units have been offered or sold by means of any form of general solicitation or general advertising or by means of publicly disseminated advertisements or sales literature.

     3.26 Status of Securities; Disposition.
          (a) Seller acknowledges that no registration statement relating to the General Partner Limited Partnership Interest or the Transaction Units has been filed under the Securities Act or any state securities law and that, consequently, the Securities are “restricted securities” within the meaning of Rule 144 under the Securities Act, may not be sold, pledged, hypothecated or otherwise transferred (and, therefore, must be held by Seller) unless the Securities subsequently are registered under the Securities Act and such state laws or unless an exemption from such registration requirements is available.
          (b) Neither Seller nor anyone acting on Seller’s behalf has offered or sold or will offer or sell any of the Securities by means of any form of general solicitation or general advertising or has taken or will take any action that would constitute a distribution of the General Partner Limited Partnership Interest or the Transaction Units under the Securities Act, would render the disposition of the General Partner Limited Partnership Interest or the Transaction Units a violation of Section 5 of the Securities Act or any state or other applicable securities law, or would require registration or qualification pursuant thereto.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE PARTNERSHIP, THE GENERAL
PARTNER AND BUYER
     The Partnership, the General Partner and Buyer jointly and severally represent and warrant to each Seller Party as follows (such representations and warranties being deemed to be made as of the date hereof and on a continuous basis until the Closing), in each case except as to matters disclosed in the Partnership SEC Documents:
     4.1 Organization, Standing and Power. Each of the Partnership, the General Partner and Buyer and the Significant Subsidiaries (as defined herein) is a corporation, limited liability company or limited partnership duly organized or formed, validly existing and in good standing under the laws of its jurisdiction of incorporation, organization or formation, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and licensed, as may be required, and in good standing to do business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification and licensing necessary, other than in such jurisdictions where the failure so to be qualified and licensed would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on the Partnership. The Partnership has heretofore made available to Seller complete and correct copies of its Organizational Documents, each as amended to date, and complete and correct copies of the Organizational Documents of Buyer, each as amended to date. The General Partner has heretofore made available to Seller complete and correct copies of its Organizational Documents, each as amended to date. “Significant Subsidiary” means any subsidiary of the Partnership that would constitute a Significant Subsidiary of the Partnership within the meaning of Rule 1.02 of Regulation S-X promulgated by the SEC (“Regulation S-X”).

     4.2 Capital Structure of the Partnership and the General Partner.
          (a) As of the date hereof, the authorized Equity Interest of the Partnership is as set forth in the Partnership Agreement. At the close of business on December 1, 2006: (i) 19,663,715 Common Units were issued and outstanding; (ii) 5,676,817 Subordinated Units were issued and outstanding; (iii) the General Partner held 2% of the total partnership interest in the Partnership; (iv) no Common Units were subject to issuance under outstanding awards, or reserved for issuance pursuant to awards that may be granted, under the Partnership Long-Term Incentive Plan; (v) no Voting Debt of the Partnership was issued and outstanding; and (vi) the Incentive Distribution Rights were held by the General Partner and the limited partners of the General Partner. Except as set forth in this Section 4.2(a) or on Section 4.2(a) of the Partnership Disclosure Schedule, and except as expressly set forth in this Agreement or the other Transaction Documents, there are outstanding: (A) no Equity Interests or Equity Interest Equivalents, Voting Debt or other voting securities of the Partnership; (B) no securities of the Partnership or any subsidiary of the Partnership convertible into or exchangeable for shares of Equity Interests or Equity Interest Equivalents, Voting Debt or other voting securities of the Partnership or any subsidiary of the Partnership; and (C) no options, warrants, calls, rights (including preemptive rights), commitments or agreements to which the Partnership or any subsidiary of the Partnership is a party or by which it is bound in any case obligating the Partnership or any subsidiary of the Partnership to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, additional shares of Equity Interests or Equity Interest Equivalents or any Voting Debt or other voting securities of the Partnership or of any subsidiary of the Partnership or obligating the Partnership or any subsidiary of the Partnership to grant, extend or enter into any such option, warrant, call, right, commitment or agreement.
          (b) As of the date hereof, the authorized Equity Interest of the General Partner is as set forth in the General Partner Partnership Agreement. At the close of business on December 1, 2006: (i) the issued and outstanding limited partner interests in the General Partner were held by the Persons and in the percentages specified in Section 4.2(b) of the Partnership Disclosure Schedule; (ii) the Managing General Partner held 0.001% of the total partnership interest in the Partnership and (iii) no Voting Debt of the General Partner was issued and outstanding. Except as set forth in this Section 4.2(b) or on Section 4.2(b) of the Partnership Disclosure Schedule, and except as expressly set forth in this Agreement or the other Transaction Documents, there are outstanding: (A) no Equity Interests or Equity Interest Equivalents, Voting Debt or other voting securities of the General Partner; (B) no securities of the General Partner or any subsidiary of the General Partner convertible into or exchangeable for shares of Equity Interests or Equity Interest Equivalents, Voting Debt or other voting securities of the General Partner or any subsidiary of the General Partner; and (C) no options, warrants, calls, rights (including preemptive rights), commitments or agreements to which the General Partner or any subsidiary of the General Partner is a party or by which it is bound in any case obligating the General Partner or any subsidiary of the General Partner to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, additional shares of Equity Interests or Equity Interest Equivalents or any Voting Debt or other voting securities of the General Partner or of any subsidiary of the General Partner or obligating the General Partner or any subsidiary of the General Partner to grant, extend or enter into any such option, warrant, call, right, commitment or agreement.

     4.3 Authority; No Violations, Consents and Approvals.
          (a) Other than approvals by the General Partner and the Managing General Partner, which approvals have been obtained, no vote of holders of any Equity Interest of the Partnership or the General Partner is necessary to approve this Agreement or the other Transaction Documents to which the Partnership, the General Partner or Buyer is or will be a party, or the performance by the Partnership, the General Partner and Buyer of their respective obligations hereunder or thereunder. Each of the Partnership, the General Partner and Buyer has all requisite limited partnership or limited liability company power and authority to enter into this Agreement and the other Transaction Documents to which it is or shall be a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each of the Partnership, the General Partner and Buyer of this Agreement and the other Transaction Documents to which it is or is intended to be a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary limited partnership or limited liability company action on the part of the Partnership, the General Partner and Buyer. This Agreement and the other Transaction Documents to which each of the Partnership, the General Partner and Buyer is or shall be a party have been duly executed and delivered by the Partnership, the General Partner and Buyer or, if not yet executed, will at Closing be duly executed and delivered by the Partnership, the General Partner and Buyer, and, assuming this Agreement and the other Transaction Documents constitute the valid and binding obligations of each Seller Party, constitute or will, if not yet executed, at Closing constitute the valid and binding obligations of the Partnership, the General Partner and Buyer enforceable in accordance with their respective terms, subject as to enforceability, to bankruptcy, insolvency, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
          (b) The execution and delivery by each of the Partnership, the General Partner and Buyer of this Agreement and the other Transaction Documents to which each of the Partnership, the General Partner and Buyer is or shall be a party and each instrument required hereby or thereby to be executed and delivered by the Partnership, the General Partner or Buyer at Closing do not and will not, and the performance by the Partnership, the General Partner and Buyer of their respective obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby by the Partnership, the General Partner and Buyer and compliance by the Partnership, the General Partner and Buyer with the provisions hereof and thereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or give rise to a right of purchase under, result in the creation of any Lien upon any of the properties or assets of the Partnership, the General Partner or any of the Partnership’s Subsidiaries under, or otherwise result in a detriment to the Partnership, the General Partner or any of the Partnership’s Subsidiaries under, any provision of (i) the Organizational Documents of the Partnership, the General Partner or any of the Partnership’s Subsidiaries (each as amended to date), (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license to which the Partnership, the General Partner or any of the Partnership’s Subsidiaries is a party or by which any of the Partnership, the General Partner or Buyer or any of their respective properties or assets is bound, (iii) any joint venture or other ownership arrangement or (iv)

assuming the consents, approvals, authorizations or permits and filings or notifications referred to in Section 3.4 are duly and timely obtained or made, any Law, Regulation or Order applicable to the Partnership, the General Partner or any of the Partnership’s Subsidiaries or any of their respective properties or assets, other than, in the case of clause (ii), (iii) or (iv), any such conflicts, violations, defaults, rights, losses of benefit, purchase rights, Liens or detriments that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect on the Partnership.
          (c) No Notification to, and no Authorization from, any Governmental Authority is required by or with respect to the Partnership, the General Partner or any of the Partnership’s Subsidiaries in connection with the execution and delivery by the Partnership, the General Partner and Buyer of this Agreement or the performance by the Partnership, the General Partner and Buyer of their respective obligations hereunder, except for: (i) such filings and/or notices as may be required under the Securities Act or the Exchange Act; (ii) filings with the NYSE; (iii) such filings and approvals as may be required by any applicable state securities, “blue sky” or takeover laws or environmental laws; (iv) any Post-Closing Notifications; and (v) any such Notification or Authorization that the failure to obtain or make would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on the Partnership.
     4.4 SEC Documents. The Partnership has made available to Seller a true and complete copy of each of the Partnership SEC Documents and exhibits to each of the Partnership SEC Documents. The Partnership SEC Documents include all the documents (other than preliminary material) that the Partnership was required to file under the Exchange Act with the SEC since December 31, 2005. As of their respective dates, the Partnership SEC Documents complied as to form in all material respects with the requirements of the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Partnership SEC Documents, and none of the Partnership SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Partnership included in the Partnership SEC Documents were prepared from the books and records of the Partnership and its subsidiaries, complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10.01 of Regulation S-X) and fairly present in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to normal, recurring adjustments, none of which is material) the consolidated financial position of the Partnership and its consolidated subsidiaries as of their respective dates and the consolidated results of operations and the consolidated cash flows of the Partnership and its consolidated Subsidiaries for the periods presented therein. Notwithstanding the foregoing statements, the Partnership, the General Partner and the Buyer shall have no liability with respect to any current report on Form 8-K of the Partnership that was “furnished” rather than “filed” with the SEC.
     4.5 Absence of Certain Changes or Events. Except as disclosed in, or reflected in the financial statements included in, the Partnership SEC Documents, since December 31, 2005, the

Partnership and the General Partner have conducted their respective businesses only in the ordinary course of business, and there has not been: (a) any material damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets owned or operated by the Partnership, the General Partner and the Partnership’s Subsidiaries; or (b) any other transaction, commitment, dispute or other event, result, occurrence, change, fact, circumstance or condition (financial or otherwise) of any character (whether or not in the ordinary course of business) that in any such case, individually or in the aggregate, has resulted in or would reasonably be expected to result in a Material Adverse Effect on the Partnership.
     4.6 Litigation. Except as set forth in Section 4.6 of the Partnership Disclosure Schedule, there is no suit, action or proceeding pending, or, to Buyer’s Knowledge, threatened against or affecting the Partnership, the General Partner or any of the Partnership’s Subsidiaries (“Partnership Litigation”), and, to Buyer’s Knowledge, there are no facts that are likely to give rise to any Partnership Litigation, that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect on the Partnership, nor is there any judgment, decree, injunction, rule or order of any Governmental Authority or arbitrator outstanding against the Partnership, the General Partner or any of the Partnership’s Subsidiaries that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect on the Partnership.
     4.7 Broker’s or Finder’s Fees. Except for the financial advisor referred to in Section 6.2(f), no investment banker, broker, finder or other Person is entitled to any brokerage or finder’s fee or similar commission in respect of the transactions contemplated by this Agreement or any other Transaction Document based in any way on agreements, arrangements or understandings made by or on behalf of Buyer, the General Partner or any of their respective Affiliates that is, or following the Closing would be, an obligation of any Seller Party or any its Affiliates.
     4.8 Investment Intent. The General Partner is acquiring the Contributable LLC Interests, and Buyer is acquiring the Other LLC Interests, in each case for its own account for investment and not with a view to, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling the same; and neither the General Partner nor Buyer has any present or contemplated agreement, undertaking, arrangement, obligation, indebtedness or commitment providing for the disposition of the LLC Interests to be acquired by it.
     4.9 Taxes.
          (a) All Taxes payable by or imposed against the General Partner or the Partnership have been timely and fully paid other than Taxes not yet due and payable. Each of the General Partner and the Partnership has duly complied with all withholding Tax and Tax deposit requirements imposed on it and its assets.
          (b) All Tax Returns that are required to have been filed for, by, on behalf of or with respect to the General Partner and the Partnership have been duly and timely filed with the appropriate Governmental Authority. All such Tax Returns are correct and complete, except for such failures to be so correct and complete, individually or in the aggregate, that would not reasonably be expected to have a Material Adverse Effect on the General Partner and the Partnership.
          (c) (i) Neither the General Partner nor the Partnership is under audit or examination by any Governmental Authority with respect to Taxes, (ii) there are no Claims or Proceedings now pending or, to Buyer’s Knowledge, threatened against the General Partner or the Partnership with respect to any Tax or any matters under discussion with any Governmental Authority relating to any Tax, (iii) there are no Claims for any additional Tax and no assessment, deficiency or adjustment has been asserted by any Governmental Authority against the General Partner or the Partnership, and (iv) to Buyer’s Knowledge, no claim has ever been made by a Governmental Authority in a jurisdiction where the General Partner or Partnership does not file Tax Returns that it is or may be subject to taxation in that jurisdiction. There are no outstanding Contracts or waivers extending the statutory period of limitation applicable to (x) the filing of any Tax Return by or with respect to, or (y) any claim for, or the period for the collection or assessment of, Taxes due from or with respect to, the General Partner or the Partnership for any taxable period.
          (d) The Partnership is in compliance with the requirements of Code §7704(c) and the Treasury Regulations promulgated thereunder and is not a corporation under Code §7704(a) and the Treasury Regulations promulgated thereunder.
          (e) The General Partner is a partnership as defined under Code §7701(a)(2) and the Treasury Regulations thereunder.
          (f) Buyer is either a disregarded entity for federal income tax purposes under Treasury Regulation §301.7701-3 or a partnership as defined under Code §7701(a)(2) and the Treasury Regulations promulgated thereunder.
ARTICLE V
COVENANTS
     5.1 Conduct of Business.
          (a) Seller covenants and agrees that until the earlier of the Closing or the termination of this Agreement, except as otherwise set forth in Section 5.1(a) of the Acquired Company Disclosure Schedule or unless Buyer otherwise agrees in writing (and the Parties agree that if Buyer agrees in writing to any of the following, each applicable Section of the Acquired Company Disclosure Schedule shall be automatically updated for all purposes under this Agreement to include such action agreed to by Buyer), Seller shall, and shall cause each of the Acquired Companies to:
               (i) operate in the usual and ordinary course of business consistent with past practice;
               (ii) use commercially reasonable efforts to (A) preserve substantially intact its business organization, (B) maintain its rights, privileges and immunities, (C) retain the services of its key employees (subject to work force requirements) and (D) maintain its relationships with its customers and suppliers;

               (iii) use commercially reasonable efforts consistent with past practice to maintain and to keep its properties and assets in good repair and condition, ordinary wear and tear excepted; if there is any material casualty loss or damage to any properties or assets of such Acquired Company prior to Closing, Seller shall consult with Buyer regarding the replacement or repair of such property or asset;
               (iv) use commercially reasonable efforts to keep in full force and effect insurance applicable to its assets and operations comparable in amount and scope of coverage to that currently maintained; and
               (v) (A) keep and maintain accurate books, Records and accounts; (B) pay or accrue all Taxes, assessments and other governmental charges imposed upon any of its Assets or with respect to its franchises, business, or income when due and before any penalty or interest accrues thereon, except for any Taxes the validity of which is being contested in good faith by appropriate legal proceedings and for which adequate reserves have been set aside; (C) accrue and pay when due and payable all wages and other compensation incurred with respect to all of its employees of and consultants; and (D) comply in all material respects with the requirements of all applicable Laws, Regulations, Orders and Authorizations, obtain or take all actions with relevant Governmental Authorities necessary in the operation of its business, and comply and enforce (in all material respects) the provisions of all Super Material Contracts.
          (b) Except pursuant to the terms of this Agreement, as otherwise set forth in Section 5.1(b) of the Acquired Company Disclosure Schedule or unless Buyer otherwise agrees in writing (and the Parties agree that if Buyer agrees in writing to any of the following, each applicable Section of the Acquired Company Disclosure Schedules shall be automatically updated for all purposes under this Agreement to include such action agreed to by Buyer) from and after the execution of this Agreement and until the earlier of the Closing or the termination of this Agreement, Seller shall not sell, transfer or otherwise dispose of, or grant any Lien with respect to, the LLC Interests or any other Equity Interests of any Acquired Company and shall not permit any Acquired Company to take any of the following actions (and shall take all action necessary (including exercising its rights with respect to the LLC Interests) to prevent any Acquired Company from taking any action prohibited by this Section 5.1(b)):
               (i) (A) to redeem, purchase or acquire, or offer to purchase or acquire, any of the outstanding Equity Interests of any Acquired Company, (B) to effect any reorganization or recapitalization of any Acquired Company, (C) to split, combine or reclassify any of the Equity Interests of any Acquired Company, or (D) to declare, set aside or pay any dividend or other distribution in respect of its Equity Interests other than cash dividends with respect to its Equity Interests payable in the ordinary course of business;
               (ii) (A) to offer, sell, transfer, issue, dispose of or grant, or authorize the offering, sale, transfer, issuance, grant or disposition of, the LLC Interests or any of its Equity Interests or (B) to grant, or authorize the grant of, any Lien of any Acquired Company with respect to the LLC Interests or any of its Equity Interests;
               (iii) to acquire, directly or indirectly, (A) any business or division of any Person, whether by merger or consolidation, by purchasing an Equity Interest or otherwise,

or (B) any material assets or properties, other than the acquisition of assets from suppliers or vendors in the ordinary course of business and consistent with past practice and other than the acquisition by Rivervista of mineral reserves in the ordinary course of business and consistent with past practice and the Gatling Acquisition Agreement (Ohio);
               (iv) to sell, lease, exchange or otherwise dispose of any of the Assets, except for dispositions pursuant to the Gatling Acquisition Agreement (Ohio) and dispositions of non-material Assets in the ordinary course of business consistent with past practice;
               (v) to adopt any amendments to their respective Organizational Documents;
               (vi) (A) to make any change in their respective methods of accounting in effect on the date hereof, except as may be required to comply with changes in GAAP, (B) to make or revoke any Tax election made by any Acquired Company or change (or make a request to change) its Tax accounting methods, policies, or procedures, except as may be required by Law, (C) to settle or compromise any Proceeding relating to Taxes with respect to any Acquired Company, except, in each case, as may be required by Law or to the extent any such settlement or compromise could not reasonably be expected to have a Material Adverse Effect on the Acquired Company; or (D) to revalue any Asset except as required by GAAP consistently applied on a basis consistent with past practice and the preparation of the Financial Statements;
               (vii) to incur, or commit to incur any Liability or any obligation to make capital expenditures by any Acquired Company that will not be paid or discharged by the Closing Date or, the payment or discharge of which will not otherwise be fully funded in cash held by such Acquired Company as of the Closing Date;
               (viii) to adopt a plan of complete or partial liquidation or resolutions providing for or authorizing a liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization with respect to any Acquired Company;
               (ix) to amend, modify, cancel, waive, assign any rights or obligations under or otherwise change in any respect any Super Material Contract;
               (x) to enter into or assume any Contract other than Contracts entered into with Third Persons in the ordinary course of business consistent with past practice;
               (xi) hire any employees of or consultants to any Acquired Company or pay or agree to pay any compensation to any employee of or consultant to any Acquired Company other than consultants that can be terminated by such Acquired Company with not more than 30 days’ notice;
               (xii) to engage in any practice or take any action that would cause or result in, or permit by inaction, any of the representations and warranties contained in Article III to become untrue without providing prior written notice to Buyer; and
               (xiii) to agree in writing or otherwise to do any of the foregoing.

     5.2 Access, Information and Access Indemnity.
          (a) Until the earlier of the Closing or the termination of this Agreement, Seller will continue to make available to the Partnership, the General Partner, Buyer and their respective authorized representatives for examination as the Partnership, the General Partner or Buyer may reasonably request, all Records and agreements in the possession or control of any Seller Party or any Acquired Company relating to the assets and operations of any Acquired Company; provided, however, such material shall not include (i) any information described in Section 5.2(a) of the Acquired Company Disclosure Schedule subject to Third Person confidentiality agreements for which a consent or waiver cannot be secured by the Seller Parties after reasonable efforts, or (ii) the information described in Section 5.2(a) of the Acquired Company Disclosure Schedule which, if disclosed, would violate an attorney-client privilege or would constitute a waiver of rights as to attorney work product or attorney-client privileged communications; and provided, further that, Buyer shall not unreasonably interfere with the day-to-day operations of the business of any Acquired Company.
          (b) Subject to Section 5.2(a) above, Seller shall permit the Partnership, the General Partner, Buyer and their respective authorized representatives to consult with officers and employees of the Acquired Companies and to conduct, at the Partnership’s, the General Partner’s and Buyer’s sole risk and expense, as the case may be, inspections and inventories of the assets owned by any Acquired Company over which any Acquired Company has control. Seller shall also coordinate, in advance, with the Partnership, the General Partner and Buyer to allow site visits and inspections at the field sites on Saturdays unless operational conditions would reasonably prohibit such access. None of the Partnership, the General Partner, Buyer or any of their respective representatives shall contact any customer of any Acquired Company without the prior written consent of Seller, which consent shall not be unreasonably withheld.
          (c) EACH OF THE GENERAL PARTNER AND BUYER SHALL PROTECT, DEFEND, INDEMNIFY AND HOLD THE SELLER INDEMNITEES HARMLESS FROM AND AGAINST ANY AND ALL CLAIMS AND LOSSES CAUSED DIRECTLY OR INDIRECTLY BY THE ACTS OR OMISSIONS OF THE GENERAL PARTNER, BUYER, OR ANY OF THEIR RESPECTIVE AFFILIATES OR ANY PERSON ACTING ON THE GENERAL PARTNER’S, BUYER’S OR ANY OF THEIR RESPECTIVE AFFILIATES’ BEHALF IN CONNECTION WITH ANY DUE DILIGENCE CONDUCTED PURSUANT TO OR IN CONNECTION WITH THIS AGREEMENT, INCLUDING ANY SITE VISITS AND ENVIRONMENTAL SAMPLING; PROVIDED, HOWEVER, THAT THIS PROVISION SHALL NOT APPLY TO ANY CLAIM OR LIABILITY OF ANY ACQUIRED COMPANY DISCOVERED BY THE GENERAL PARTNER OR BUYER THROUGH DUE DILIGENCE. Each of the General Partner and Buyer shall comply fully with all rules, regulations, policies and instructions issued by any Governmental Authority, Acquired Company or any Third Person operator and provided to the General Partner or Buyer, as the case may be, regarding the General Partner’s or Buyer’s actions while upon, entering or leaving any property, including any insurance requirements that any Acquired Company may impose on contractors authorized to perform work on any property owned or operated by any Acquired Company. Neither the General Partner nor Buyer shall unreasonably interfere with the day-to-day operations of the business of any Acquired Company in any of their actions pursuant to this Section.

     5.3 Regulatory Filings. The Parties will take all commercially reasonable actions necessary or desirable, and proceed diligently and in good faith and use all commercially reasonable efforts, as promptly as practicable, to obtain all Authorizations from, and to make all Notifications to, Governmental Authorities required to accomplish the transactions contemplated by this Agreement, including the Required Consents.
     5.4 Preservation and Access to Records; and Further Assurances.
          (a) For a period of at least seven years after the Closing Date (or at the request of any Party, until 60 days after the expiration of any applicable statute of limitations), the Party in possession of the originals of the Records will retain such Records at its sole cost and expense and will make such Records (including reasonable access during regular office hours to personnel familiar therewith) available to any other Party upon reasonable notice for inspection or copying, or both, at the expense of the requesting Party, at the headquarters of the Party in possession (or at such other location in the United States as the Party in possession may reasonably designate in writing to the requesting Party) at reasonable times during regular office hours. If Buyer, at any time, directly or indirectly, transfers the Records to a Third Person, then Buyer will obligate the transferee to maintain the Records as herein required and will retain access to the Records for the benefit of itself and the other Parties.
          (b) From time to time, and without further consideration, each Party will execute and deliver to any other Party such documents and take such actions as any other Party may reasonably request in order more effectively to implement and carry into effect the transactions contemplated by this Agreement and the other Transaction Documents.
     5.5 Payoff of Obligations.
          (a) Prior to or at the Closing, Seller shall cause the Acquired Companies to repay or satisfy in full all outstanding Obligations (other than the Continuing Obligations), terminate or cause to be terminated all Contracts entered into with respect to such Obligations and release or cause to be released all Liens securing such Obligations. Seller shall provide evidence satisfactory to Buyer that, as of the Closing, all Obligations other than the Continuing Obligations have been repaid or satisfied in full, that all Contracts relating to such Obligations have been terminated and that all Liens securing such Obligations have been released.
     5.6 Cooperation and Reasonable Efforts. The Parties agree to cooperate with each other and to use commercially reasonable efforts to cause all of the conditions precedent to Closing to be satisfied as promptly as practicable. In addition, each Seller Party shall cooperate with Buyer, upon Buyer’s request, to obtain the consent of any Third Person that may be required under any Law, Regulation or Order or any Contract to which any Acquired Company is a party and that requires consent as a result of the transactions contemplated by this Agreement.
     5.7 Tax Matters.
          (a) Seller shall cause to be prepared and duly filed all Tax Returns required to be filed by or with respect to the Acquired Companies for all taxable years and periods ending on or before the Closing Date. Not later than 30 days prior to the due date of each such Tax Return

(including extensions thereof), Seller shall deliver to Buyer a copy of such Tax Return for Buyer’s review and comment which comments shall not be unreasonably withheld. Seller shall provide a copy of all such Tax Returns to Buyer promptly after filing. Buyer shall cause to be prepared and duly filed all Tax Returns required to be filed by or with respect to the Acquired Companies for all Straddle Periods. Not later than 30 days prior to the due date of each such Tax Return (including extensions thereof), Buyer shall deliver to Seller a copy of such Tax Return for Seller’s review and comment which comments shall not be unreasonably withheld. Buyer shall provide a copy of all such Tax Returns to Seller promptly after filing.
          (b) In the case of Taxes that are payable with respect to any Straddle Period, the portion of any such Tax that is attributable to the portion of the period ending on the Closing Date shall be:
               (i) in the case of Taxes that are either (A) based upon or related to income or receipts, or (B) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible), deemed equal to the amount that would be payable if the taxable years of each Acquired Company (and each partnership in which any Acquired Company owns an interest) ended with (and included) the Closing Date; and
               (ii) in the case of Taxes that are imposed on a periodic basis with respect to the assets of the Acquired Companies deemed to be the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of calendar days in the portion of the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire period.
          (c) From and after the date hereof, (i) Seller shall not, and shall not permit any of its Affiliates to, amend any Tax Return previously filed which includes information relating to any Acquired Company, without prior written consent of Buyer, which consent shall not be unreasonably withheld or delayed, and (ii) Buyer shall not, and shall not permit any of its Affiliates to, amend any Tax Return with respect to the Straddle Periods, without prior written consent of Seller, which consent shall not be unreasonably withheld or delayed.
          (d) Buyer and the Seller Parties shall cooperate fully, and Seller shall cause each Acquired Company to cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section and any audit or Proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information that are reasonably relevant to any such audit or Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Partnership, the General Partner, Buyer and each Seller Party further agree, upon request, to use commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed on any Seller Party, the General Partner, Buyer or any Acquired Company (including with respect to the transactions contemplated hereby). The Partnership, the General Partner, Buyer and each Seller Party further agree, upon request, to provide the other party with all information regarding any Acquired Company that either Party may be required to report to any Governmental Authority.
          (e) Any refund of Taxes of any Acquired Company (including any interest with respect thereto) for any taxable period ending on or prior to the Closing Date or for the portion of any Straddle Period ending on the Closing Date (determined in accordance with the provisions of Section 5.7(b)) that is not attributable to the carryback of Losses from taxable periods beginning after the Closing Date or the portion of any Straddle Period beginning after the Closing Date (determined in accordance with Section 5.7(b)) shall be the property of Seller, shall be paid over promptly to Seller and if received by the Buyer or any Acquired Company after the Closing Date shall be payable promptly to Seller.
          (f) The Parties agree that any Tax of any Acquired Company that is imposed on any transaction involving any Acquired Company (other than transactions in the ordinary course of business) that occurs on the Closing Date but after the General Partner’s acquisition of the Contributable LLC Interests and Buyer’s acquisition of the Other LLC Interests shall be the responsibility of the Buyer.
          (g) All payments of Expenses made by an Acquired Company on or before the Closing Date shall be allocated entirely to the taxable period that ends on the Closing Date or the portion of any Straddle Period ending on the Closing Date (determined in accordance with the provisions of Section 5.7(b)).
     5.8 Financial Statements; Controls and Procedures.
          (a) Seller agrees, at its sole cost and expense (including costs associated with Seller’s internal accounting staff) to prepare unaudited combined balance sheets and related unaudited combined income statements, statements of cash flows and statements of changes in members’ equity for the Acquired Companies, together with the notes thereto, as of and for the period from August 31, 2006 to the last quarter ending prior to the Closing Date (the “Relevant Period”); provided, however, that if the last quarter ending prior to the Closing Date shall end within 25 days of the Closing Date, then the Relevant Period shall end as of the end of the previous quarter (such statements being hereinafter referred to as the “Full Unaudited Financial Statements”). Seller shall use reasonable best efforts to complete the preparation of the Full Unaudited Financial Statements so that they can be delivered to the Partnership prior to Closing.
          (b) From and after the date hereof until the Closing, Seller shall cause the Acquired Companies (i) to deliver to the General Partner and Buyer any unaudited financial statements of the Acquired Companies prepared for any period subsequent to August 31, 2006 promptly after such financial statements have been prepared.
          (c) All financial statements prepared and delivered pursuant to subsections (a) and (b) of this Section 5.8 shall be prepared in accordance with the books and records of the Acquired Companies. Seller shall use commercially reasonable efforts to assist Buyer and Buyer’s auditors in preparing (i) balance sheets included in such financial statements (including any related notes and schedules) that fairly present in all material respects the combined financial position of the Acquired Companies, as of the date thereof, and (ii) combined income statements, statements of cash flows and statements of changes in members’ equity included in such financial statements (including any related notes and schedules) that fairly present in all material respects the combined results of operations, cash flows and changes in membership interests, as the case may be, of the Acquired Companies for the periods set forth therein, in each case in accordance with GAAP, subject, in the case of interim financial statements, to normal year-end adjustments and the absence of notes or other textual disclosures required under GAAP that are not, indirectly or in the aggregate, material; provided, however, that Buyer acknowledges and agrees that this Section 5.8(c) shall not be deemed to be a representation or warranty of any kind by any Seller Party with respect to such financial statements.
          (d) From and after the date hereof and continuing after the Closing, at Seller’s sole cost and expense (including costs associated with Seller’s internal accounting staff), Seller will cooperate, and will cause its Affiliates to cooperate, with Seller in producing such financial information relating to any Acquired Company as may be reasonably necessary in order to permit Seller to prepare such financial statements of the Acquired Companies as may be required (i) to be included by the Partnership in reports filed by it under the Exchange Act or (ii) in connection with the financing or public or Rule 144A offering of securities by the Partnership or any of its Affiliates. The provisions of this paragraph shall survive the Closing.
     5.9 Transfer Taxes. All sales, transfer, use, gross receipts, registration, and similar Taxes (including real estate transfer Taxes), if any, that are payable by any Party hereto or any of the Acquired Companies arising out of or in connection with the consummation of the transactions contemplated hereby shall be borne by Seller.
     5.10 Tax Treatment of Aggregate Consideration. Within sixty (60) calendar days after the Closing Date, Buyer shall deliver to Seller a tax allocation of the Aggregate Consideration (and the assumed liabilities) among the assets of the Acquired Companies that complies with Section 1060 of the Code. If Seller does not deliver to Buyer a written objection to such allocation within thirty (30) calendar days after delivery thereof to Seller, then such allocation shall govern. If Seller delivers a written objection to Buyer to such allocation within thirty (30) calendar days after delivery of the allocation to Seller, then Seller and Buyer shall negotiate in good faith in an attempt to reach agreement upon such allocation. If the allocation is not agreed upon during the thirty (30) calendar day period after Seller’s written objection is delivered to Buyer or within a mutually agreed-to extended time period, Seller and Buyer agree that the allocation shall be based upon an asset valuation supplied by an independent accounting firm of recognized national standing to be mutually agreed upon by Buyer and Seller. Each Seller Party, the Partnership, the General Partner and Buyer shall act in accordance with such allocation in the filing of all income Tax Returns (including filing Form 8594 with their Federal income tax return for the taxable year that includes the date of the Closing), except as otherwise required by a determination, as defined in Section 1313 of the Code. The cost of such appraisal, if necessary, shall be shared equally by Buyer and Seller.
     5.11 Transaction Units; General Partner Limited Partnership Interest.
          (a) Seller agrees that neither the Transaction Units nor the General Partner Limited Partnership Interest shall be offered for sale, sold, assigned, pledged, hypothecated, transferred, exchanged or otherwise disposed of unless the offer and sale is registered under the

Securities Act and applicable state securities laws or an exemption from such registration is available and complied with, and that, unless so registered, no sale, assignment, pledge, hypothecation, transfer, exchange or other disposition, or offer thereof, of the Transaction Units or the General Partner Limited Partnership Interest can be made unless the Partnership or the General Partner, as the case may be, receives an opinion in form and substance satisfactory to it in its sole discretion from a nationally recognized law firm that registration is not required under the Securities Act or any applicable state securities laws; provided, however, that the Partnership or the General Partner, as the case may be, may in its sole discretion waive the requirement of a legal opinion.
          (b) Seller acknowledges the following:
               (i) The following legend may be placed on the certificates representing the Transaction Units:
THE UNITS (THE “UNITS”) EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT AS SET FORTH IN THE FOLLOWING SENTENCE. BY ITS ACQUISITION HEREOF, THE HOLDER AGREES THAT IT WILL NOT DISTRIBUTE, OFFER, RESELL, PLEDGE OR OTHERWISE TRANSFER (INDIVIDUALLY AND COLLECTIVELY, A “TRANSFER”) THE UNITS EVIDENCED HEREBY, EXCEPT (A) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, OR (B) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT SUCH AS THE EXEMPTION SET FORTH IN RULE 144 UNDER THE SECURITIES ACT (IF AVAILABLE). IF THE PROPOSED TRANSFER IS TO BE MADE OTHER THAN PURSUANT TO CLAUSE (A) ABOVE, THE HOLDER MUST, PRIOR TO SUCH TRANSFER, FURNISH TO THE ISSUER AND THE TRANSFER AGENT SUCH CERTIFICATIONS, LEGAL OPINIONS OR OTHER INFORMATION AS THEY MAY REASONABLY REQUIRE TO CONFIRM THAT SUCH TRANSFER IS BEING MADE PURSUANT TO AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OR ANY STATE OR FOREIGN SECURITIES LAW.
The legend set forth above may be removed if and when the Transaction Units represented by such certificate are disposed of pursuant to an effective registration statement under the Securities Act, the opinion of counsel referred to above has been provided to the Partnership, or, in the opinion of counsel to the Partnership, the same are no longer required under the applicable requirements of such securities laws. The unit certificates shall also bear any additional legends required by applicable federal or state securities laws, which legends may be removed when, in the opinion of counsel to the Partnership, the same are no longer required under the applicable requirements of such securities laws.

               (ii) Stop transfer instructions have been or will be placed with respect to the Transaction Units so as to restrict the distribution, resale, pledge, hypothecation or other transfer thereof.
               (iii) The legend and stop transfer instructions described in subparagraphs (i) and (ii) above will be replaced with respect to any new certificate issued upon presentment by the undersigned of a certificate for transfer.
               (iv) The General Partner Limited Partnership Interest will be subject to the transfer restrictions set forth in the General Partner Partnership Agreement, as amended by the General Partner Partnership Agreement Amendment. Any certificates representing the General Partner Limited Partnership Interest shall bear any legends required by applicable federal or state securities laws, which legends may be removed when, in the opinion of counsel to the General Partner, the same are no longer required under the applicable requirements of such securities laws.
          (c) Seller is aware that the Partnership and the General Partner have relied on the representations and warranties of Seller set forth in Section 3.25 and Section 3.26 and on the covenants of Seller set forth in Section 3.26 and this Section 5.11 in determining that an exemption from registration under the Securities Act, applicable state securities laws and the rules promulgated thereunder is available for the issuance of the Transaction Units by the Partnership to Seller and for the issuance of the General Partner Limited Partnership Interest by the General Partner to Seller, and that, but for such representations and covenants, no issuance of the Transaction Units would be made by the Partnership to Seller pursuant to this Agreement and no issuance of the General Partner Limited Partnership Interest would be made by the General Partner to Seller pursuant to this Agreement.
     5.12 General Partner Partnership Agreement Amendment. At the Closing, the General Partner shall cause the Managing General Partner to execute and deliver to Seller an amendment to the General Partner Partnership Agreement (the “General Partner Partnership Agreement Amendment”) providing for (i) the issuance of the General Partner Limited Partnership Interest to Seller at the Closing, and (ii) certain special allocations to be made in favor of Seller with respect to its interest in the Incentive Distribution Rights held by the General Partner such that Seller will be entitled to receive all cash distributions and other income and deductions related to an incremental 13.846% of the General Partner’s Incentive Distribution Rights (or 9% of all of the Incentive Distribution Rights).
     5.13 Notice of Production. Seller shall notify Buyer in writing (the “Notice of Production”) of the production and sale of the first ton of coal from the Ohio Coal Reserves not less than 30 days, but not more than 60 days, prior to such production and sale.
     5.14 Ohio Backstop Agreement. At the Closing, Seller shall execute and deliver the Ohio Backstop Agreement in the form attached hereto as Exhibit C (the “Ohio Backstop Agreement”), which requires Seller to finance certain of Rivervista’s obligations under the Gatling Acquisition Agreement (Ohio).
     5.15 Construction Agreement. As soon as is practicable after the execution of this Agreement, Seller will deliver to the General Partner a copy of the agreement relating to the construction of the Deepwater Clean Coal Handling System (the “Construction Contract”) and shall thereafter deliver copies of any material amendments to the Construction Contract or any material change orders relating to the Construction Contract, if any, at least once every 30 days until the earlier of the Closing or the termination of this Agreement.
     5.16 Deepwater TIC Agreement. At the Closing, Seller shall execute and deliver, and Buyer shall execute and deliver, and, immediately following the Closing, Buyer shall cause Deepwater to execute and deliver, the Deepwater TIC Agreement in the form attached hereto as Exhibit D (the “Deepwater TIC Agreement”). If, after the Closing, Buyer causes Deepwater to terminate the Deepwater TIC by posting an escrow pursuant to the terms thereof, then Seller shall cause each Affiliate that is a counterparty to the Deepwater TIC, consistent with such Affiliate’s other obligations, (a) to enter into an account control agreement pursuant to the Deepwater TIC and Section 5.11 of the Sowood Loan Agreement, (b) upon entering into such account control agreement, to request termination of all Liens in respect of such Affiliate’s interest in the Deepwater TIC in accordance with Section 8.15(b) of the Guaranty and Security Agreement and Section 10.15(a) of the Credit Agreement, including delivery of the certification required by Section 10.15(a) of the Credit Agreement, and (c) otherwise to use commercially reasonable efforts to cause to be released all such Liens and to provide evidence satisfactory to Buyer that all such Liens have been released.
     5.17 Notification. From the date of this Agreement until the earlier of the Closing or the termination of this Agreement, Seller will promptly notify Buyer in writing if Seller or any Acquired Company becomes aware of any fact or condition that causes the conditions contained in Section 6.2(a) or Section 6.2(b) not to be satisfied as of the date of this Agreement, or if Seller or any Acquired Company becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause the conditions contained in Section 6.2(a) or Section 6.2(b) not to be satisfied as of the time of occurrence or discovery of such fact or condition, setting forth in reasonable detail the facts and circumstances that have resulted in such conditions not being satisfied. Should any such fact or condition require any change in the Acquired Company Disclosure Schedule if the Acquired Company Disclosure Schedule were dated the date of the occurrence or discovery of any such fact or condition, Seller will deliver to Buyer a supplement to the Acquired Company Disclosure Schedule specifying such change promptly, but not less frequently than once every quarter, and at least 10 days in advance of Closing. The delivery by Seller of any such supplement shall not relieve Seller of its obligations under this Section 5.17 to notify Buyer of any facts or conditions that relate to any matter described therein of which Seller becomes aware after delivery of such supplement. During the same period, Seller will promptly notify Buyer of the occurrence of any breach by any Seller Party of any covenant in this Article V or of the occurrence of any event that may make the satisfaction of the conditions in Article VI impossible or unlikely. No notification by Seller pursuant to this Section 5.17 shall affect the rights of Buyer with respect to the representations of Seller Parties set forth in Section 6.2(a) or Section 6.2(b) or the obligations, covenants and agreements of each Seller Party under Section 6.2(c).

ARTICLE VI
CONDITIONS TO CLOSING
     6.1 Seller Parties’ Conditions. The obligation of the Seller Parties to close the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions, any of which may be waived by Seller in its sole discretion:
          (a) The representations and warranties of the Partnership, the General Partner and Buyer contained in Article IV of this Agreement shall be true and correct in all material respects (provided, however, that any such representation or warranty of the Partnership, the General Partner or Buyer contained in Article IV that is qualified by a materiality standard or a Material Adverse Effect on the Partnership qualification shall not be further qualified by materiality for purposes of this Section 6.1(a)) on and as of the Closing Date as if made on and as of such date, except (i) as affected by transactions specifically permitted by this Agreement, and (ii) to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct in all material respects as of such specified date.
          (b) Each of the Partnership, the General Partner and Buyer shall have performed in all material respects the obligations, covenants and agreements of it contained herein and in the other Transaction Documents to which it is a party and required to be performed by it before Closing.
          (c) No temporary restraining order, preliminary or permanent injunction or other Order issued by any court of competent jurisdiction that restrains, enjoins or otherwise prohibits the consummation of the transactions contemplated by this Agreement shall be effective as of the Closing.
          (d) The General Partner and Buyer shall have delivered the items required to be delivered by the General Partner and Buyer pursuant to Section 7.2(b) and the Partnership shall have delivered the items required to be delivered by the Partnership pursuant to Section 7.2(d).
          (e) The Common Units, if any, included in the Transaction Units shall have been approved for listing on the NYSE, subject to official notice of issuance.
     6.2 Buyer’s Conditions. The obligation of Buyer, the General Partner and the Partnership to close the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions, any of which may be waived in its sole discretion:
          (a) The Seller Title Representations shall be true and correct on and as of the Closing Date as if made on the Closing Date, except as affected by transactions contemplated or permitted by this Agreement and except to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct in all material respects as of such specified date.
          (b) All representations and warranties of each Seller Party, as applicable, in Article III, other than the Seller Title Representations, shall be true and correct in all material respects (provided, however, that any such other representation or warranty of any Seller Party contained in Article III that is qualified by a materiality standard or a Material Adverse Effect qualification shall not be further qualified by materiality for purposes of this Section 6.2(b)) on and as of the Closing Date as if made on and as of such date, except (i) as affected by transactions contemplated or specifically permitted by, or approved pursuant to Section 5.1(b) of, this Agreement and (ii) to the extent any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true or correct in all material respects as of such specified date.
          (c) Each Seller Party shall have performed, in all material respects, its obligations, covenants and agreements contained herein and in the other Transaction Documents and required to be performed by it before Closing.
          (d) No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction that restrains, enjoins or otherwise prohibits the consummation of the transactions contemplated by this Agreement shall be effective as of the Closing.
          (e) Each Required Consent shall have been obtained.
          (f) The Partnership shall have received an opinion of a nationally recognized financial advisor, dated as of the Closing Date, in form and substance satisfactory to the Partnership with respect to the fairness, from a financial point of view, of the issuance of the Transaction Units pursuant to this Agreement.
          (g) Buyer shall have received evidence satisfactory to it that all Indebtedness other than the Continuing Obligations has been repaid or satisfied in full, that all Contracts relating to such Indebtedness have been terminated and that all Liens securing such Indebtedness have been released.
          (h) The Seller Parties shall have delivered the items required to be delivered by them pursuant to Section 7.2.
ARTICLE VII
CLOSING
     7.1 Time and Place of Closing. The consummation of the transactions contemplated hereby (the “Closing”) shall take place at 10:00 a.m. local time on the earlier to occur of (a) the 10th day after Seller’s delivery of the Notice of Production to Buyer and (b) the consummation of the General Partner IPO, in the offices of Vinson & Elkins, L.L.P., 1001 Fannin, Suite 2500, Houston, Texas 77002, or such other time and place as the Parties agree in writing (the “Closing Date”). Subject to the provisions of Article VIII hereof, failure to consummate the Closing on the date and at the place determined pursuant to this Section 7.1 will not result in the termination of this Agreement and will not relieve any Party of any obligation under this Agreement.
     7.2 Deliveries at Closing. At the Closing,
          (a) The Seller Parties will:

               (i) deliver to the General Partner an executed assignment or assignments of membership interest in the form attached hereto as Exhibit A (the “Assignment of Membership Interests (General Partner)”) contributing and assigning the Contributable LLC Interests to the General Partner in accordance with Section 2.1;
               (ii) deliver to Buyer an assignment or assignments of membership interest in the form attached hereto as Exhibit B (the “Assignment of Membership Interests (Buyer)”) contributing and assigning the Other LLC Interests to Buyer in accordance with Section 2.1;
               (iii) deliver to Buyer (A) a certificate executed by the appropriate officers of each Seller Party (or of the general partner of any Seller Party that is a limited partnership), certifying the satisfaction by such Seller Party of the conditions specified in Sections 6.2(a), 6.2(b), and 6.2(c) and (B) a certificate executed by the secretary or an assistant secretary of each Seller Party (or of the general partner of any Seller Party that is a limited partnership) certifying as to the truthfulness, completeness and accuracy of attached copies of resolutions of the members, managers or directors of such Seller Party (or its general partner) authorizing this Agreement and the transactions contemplated hereby;
               (iv) deliver to Buyer a certificate of the Secretary of State of the State of formation or organization of each Seller Party and each Acquired Company as to the legal existence and good standing (including tax) of each Seller Party and each Acquired Company;
               (v) deliver to Buyer the original minute books of each Acquired Company;
               (vi) cause the Officers and Managers of each Acquired Company and the directors of each Acquired Company to execute and deliver to Buyer the written resignation of each such Person in his or her capacity as such, effective concurrently with the Closing on the Closing Date; and
               (vii) deliver to each of the General Partner and Buyer a certificate of non-foreign status of each Seller Party which meets the requirements of Treasury Regulation Section 1.1445-2(b)(2);
               (viii) execute and deliver to the General Partner a counterpart to the Ohio Backstop Agreement; and
               (ix) execute and deliver to the General Partner a counterpart to the Deepwater TIC Agreement.
          (b) The General Partner will:
               (i) execute and deliver to Seller an executed counterpart of each Assignment of Membership Interest (General Partner);
               (ii) issue and deliver to Seller the General Partner Limited Partnership Interest deliverable to Seller pursuant to Section 2.2(b)(i) by the delivery to Seller of a counterpart of the General Partner Partnership Agreement Amendment executed by the Managing General Partner;
               (iii) deliver to Seller (A) a certificate executed by the officers of the Managing General Partner certifying the satisfaction by the General Partner of the conditions specified in Sections 6.1(a) and 6.1(b) and (B) a certificate executed by the secretary or an assistant secretary of the Managing General Partner certifying as to the truthfulness, completeness and accuracy of attached copies of resolutions of the board of directors of the Managing General Partner and authorizing this Agreement and the General Partner Partnership Agreement Amendment and the transactions contemplated hereby and thereby; and
               (iv) deliver to Seller a certificate of the Secretary of State of the State of Delaware as to the legal existence and good standing (including tax) of the General Partner in Delaware.
          (c) Buyer will:
               (i) execute and deliver to Seller an executed counterpart of each Assignment of Membership Interest (Buyer);
               (ii) execute and deliver to Seller (A) a certificate of Buyer’s officers certifying the satisfaction by Buyer of the conditions specified in Sections 6.1(a) and 6.1(b) and (B) a certificate executed by the secretary or an assistant secretary of Buyer certifying as to the truthfulness, completeness and accuracy of attached copies of resolutions of the board of directors of the General Partner’s general partner authorizing this Agreement and the transactions contemplated hereby;
               (iii) deliver to Seller a certificate of the Secretary of State of the State of Delaware as to the legal existence and good standing (including tax) of Buyer in Delaware; and
               (iv) execute and deliver to Seller a counterpart to the Deepwater TIC Agreement.
          (d) The Partnership will:
               (i) issue and deliver to Seller, in the name of Seller, the certificates representing the Transaction Units deliverable to Seller pursuant to Section 2.2(b)(ii); and
               (ii) deliver to Seller a certificate of the Secretary of State of the State of Delaware as to the legal existence and good standing (including tax) of the Partnership in Delaware.
ARTICLE VIII
TERMINATION
     8.1 Termination at or Prior to Closing. This Agreement may be terminated prior to Closing and the transactions contemplated hereby abandoned as follows:

          (a) Seller and the Partnership may elect to terminate this Agreement at any time prior to the Closing by mutual written consent;
          (b) Seller on one hand, or the Partnership, on the other hand, by written notice may terminate this Agreement if the Closing shall not have occurred on or before December 31, 2009;
          (c) Seller by written notice to the Partnership may terminate this Agreement at any time prior to the Closing if the Partnership, the General Partner or Buyer shall have breached any representations, warranties or covenants of the Partnership, the General Partner or Buyer herein contained in a manner such that the conditions to Closing contained in Section 6.1(a) and 6.1(b) would not be satisfied; provided, however, if such breach may be cured by the Partnership, the General Partner or Buyer through the use of its commercially reasonable efforts and for so long as the Partnership, the General Partner or Buyer continues to use such efforts, Seller may not terminate this Agreement under this Section 8.1(c) until after the applicable deadline specified in Section 8.1(b);
          (d) The Partnership by written notice to Seller may terminate this Agreement at any time prior to the Closing if any Seller Party shall have breached any representations, warranties or covenants of such Seller Party herein contained in a manner such that the conditions to Closing contained in Section 6.2(a), 6.2(b) and 6.2(c) would not be satisfied; provided, however, if such breach may be cured by such Seller Party through the use of its commercially reasonable efforts and for so long as such Seller Party continues to use such efforts, Buyer may not terminate this Agreement under this Section 8.1(d) until after the applicable deadline specified in Section 8.1(b);
          (e) The Partnership by written notice may terminate this Agreement upon the occurrence of an event or other occurrence that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on the Acquired Companies;
          (f) Seller by written notice may terminate this Agreement upon the occurrence of an event or other occurrence that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on the Partnership; or
          (g) The Partnership by written notice may terminate this Agreement for a period of 30 days following the delivery by Seller of any notification pursuant to Section 5.17 or any supplement to the Acquired Company Disclosure Schedule pursuant to Section 5.17; provided, however, that after such 30-day period, the Partnership may only terminate this Agreement pursuant to this Section 8.1(g) after the delivery of a new notification or supplement to the Acquired Company Disclosure Schedule pursuant to Section 5.17 and only with respect to a new fact or circumstance disclosed in such new notification or supplement (which shall similarly be subject to a 30-day period).
          Notwithstanding anything in the foregoing to the contrary, a Party that is in material breach of any provision of this Agreement shall not be entitled to terminate this Agreement except, in the case of a material breach by any Seller Party, with the consent of the

Partnership, or in the case of a material breach by the Partnership, the General Partner or Buyer, with the consent of Seller.
     8.2 Automatic Termination. This Agreement shall terminate automatically if either Seller exercises the Put Right or the General Partner exercises the Call Right prior to the Closing Date.
     8.3 Effect of Termination. If Closing does not occur as a result of a Party exercising its right to terminate pursuant to Section 8.1 or Section 8.2, then no Party shall have any further rights or obligations under this Agreement, except that (i) nothing herein shall relieve a Party from any liability for any breach of this Agreement, and (ii) the provisions of Section 5.2(c), this Section 8.3, Section 9.7 and Section 10.1 and the Confidentiality Agreement shall survive any termination of this Agreement.
ARTICLE IX
INDEMNIFICATION
     9.1 Survival.
          (a) Representations and Warranties. Regardless of any investigation at any time made by or on behalf of any Party hereto or of any information any Party may have in respect thereof, each of the representations and warranties made in this Agreement or any other Transaction Document shall survive the Closing as follows:
               (i) each of the representations and warranties of each Seller Party, as applicable, set forth in Section 3.1 (Organization, Good Standing and Authority of Seller Parties), Section 3.2 (Title to LLC Interests), Section 3.3 (Organization, Good Standing, Authority, Capitalization of Acquired Companies), Section 3.14 (Broker’s or Finder’s Fees), Section 3.25 (Investor Status) and Section 3.26 (Status of Securities; Disposition) and each of the representations and warranties of the Partnership, the General Partner and Buyer set forth in Section 4.1 (Organization, Standing and Power), Section 4.2 (Capital Structure of the Partnership and the General Partner), Section 4.3(a) (Authority), Section 4.7 (Broker’s or Finder’s Fees) and Section 4.8 (Investment Intent) shall survive indefinitely; provided, however, that each such representation and warranty made by Parent shall survive only until the Parent Release Date;
               (ii) each of the representations and warranties of Seller set forth in Section 3.9 (Taxes), Section 3.15 (Employees), Section 3.16 (Employee Benefit Plans) and Section 3.18 (Environmental Matters) and each of the representations and warranties of the Partnership, the General Partner and Buyer set forth in Section 4.8 (Taxes), shall terminate 60 days after the expiration of all statutes of limitations applicable to any claim of breach of such representations and warranties; and
               (iii) each of the other representations and warranties set forth in Article III and Article IV shall terminate on the second anniversary of the Closing (the “Survival Date”).
          (b) Survival of Covenants. The covenants and agreements of the Parties hereto contained in this Agreement, to the extent that, by their terms, they are to be performed prior to or on the Closing, shall terminate on the Survival Date or, to the extent they are to be performed after the Closing, shall terminate on the expiration of all applicable statutes of limitations applicable to any claim with respect to such covenant or agreement; provided however, that any such covenant or agreement that specifies a term or period expiring before the expiration of all applicable statutes or limitations will survive for a period of 60 days following the expiration of such specified term or period; and provided further, however, that each covenant or agreement of Parent contained in this Agreement to the extent that, by its terms, it is to be performed after the Closing shall terminate on the earlier of the date specified in this Section 9.1(b) and the Parent Release Date.
          (c) Pending Claims. Notwithstanding the foregoing, if a Claim Notice is provided in accordance with Article IX before the termination of the applicable representation, warranty, covenant or agreement pursuant to Section 9.1(a) or Section 9.1(b), then (notwithstanding such termination) the representation, warranty, covenant or agreement giving rise to such claim will survive until, but only for the purpose of, the resolution of such claim by final, nonappealable judgment or settlement.
     9.2 Indemnification by the Partnership, the General Partner and Buyer. Effective upon the Closing and subject to the other provisions of this Article IX, the Partnership, the General Partner and Buyer shall, jointly and severally, defend, indemnify and hold harmless each Seller Party, its Affiliates and all of their respective managers, partners, directors, officers, and owners (collectively, the “Seller Indemnitees”) from and against any and all Losses asserted against, resulting from, imposed upon or incurred by any of the Seller Indemnitees as a result of or arising out of (a) any breach by the Partnership, the General Partner or Buyer of its representations, warranties, covenants or agreements contained in this Agreement and (b) other than with respect to any Losses arising as a result of a breach by any Seller Party of any representation, warranty, covenant or agreement contained in this Agreement, the ownership, management, or operation of any Acquired Company from and after the Closing Date; provided, however, that none of the Partnership, the General Partner or Buyer shall have any obligation to Parent pursuant to this Section 9.2 from and after the Parent Release Date (other than with respect to any Claim asserted or Loss sought by Parent against the Partnership, the General Partner or Buyer in accordance with this Article IX prior to the Parent Release Date) provided that Parent has executed and delivered the Parent Release to the Partnership, the General Partner and Buyer in accordance with Section 10.17.
     9.3 Indemnification by Seller Parties.
          (a) Effective upon the Closing and subject to the other provisions of this Article IX, Seller shall defend, indemnify and hold harmless the Partnership, the General Partner and Buyer, their respective Affiliates and all of their respective managers, partners, directors, officers, and owners (collectively, the “Buyer Indemnitees”) from and against any and all Losses asserted against, resulting from, imposed upon or incurred by any of the Buyer Indemnitees as a result of or arising out of any breach by any Seller Party of (i) any Seller Title Representation or (ii) any of the other representations and warranties of any Seller Party set forth in Section 3.1 (Organization, Good Standing and Authority of Seller Parties), Section 3.3 (Organization, Good Standing, Authority, Capitalization of Acquired Companies), Section 3.14 (Broker’s or Finder’s Fees), Section 3.25 (Investor Status) and Section 3.26 (Status of Securities; Disposition).

          (b) Effective upon the Closing and subject to the other provisions of this Article IX, Seller shall defend, indemnify and hold harmless the Buyer Indemnitees from and against any and all Losses asserted against, resulting from, imposed upon or incurred by any of the Buyer Indemnitees as a result of or arising out of:
               (i) any breach by any Seller Party of its representations or warranties contained in this Agreement or in any document or instrument delivered by any Seller Party at the Closing, other than the Seller Title Representations and the representations and warranties of the Seller Parties specified in Section 9.3(a)(ii) (for which indemnity is provided pursuant to Section 9.3(a));
               (ii) any failure by any Seller Party to comply with any covenant of such Seller Party contained in this Agreement, whether or not any such failure was discovered or known before or after Closing; and
               (iii) any Buyer Indemnified Taxes.
          (c) Effective upon the Closing and subject to the other provisions of this Article IX, Parent shall defend, indemnify and hold harmless the Buyer Indemnitees from and against any and all Losses asserted against, resulting from, imposed upon or incurred by any of the Buyer Indemnitees as a result of or arising out of:
               (i) any breach by Parent of its representations or warranties set forth in Section 3.1;
               (ii) any breach by Parent of its representations or warranties set forth in this Agreement, other than the representations and warranties specified in Section 9.3(c)(i) (for which indemnity is provided pursuant to Section 9.3(c)(i)); and
               (iii) any failure by Parent to comply with any covenant of Parent contained in this Agreement, whether or not any such failure was discovered or known before or after Closing;
provided, however, that Parent shall have no obligation to any Buyer Indemnitee pursuant to this Section 9.3(c) from and after the Parent Release Date (other than with respect to any Claim asserted or Loss sought by any Buyer Indemnitee against Parent in accordance with this Article IX prior to the Parent Release Date) provided that Parent has executed and delivered the Parent Release to the Partnership, the General Partner and Buyer in accordance with Section 10.17.
     9.4 Certain Limitations. The Buyer Indemnitees and Seller Indemnitees rights to indemnification under this Article IX shall be limited as follows:
          (a) No Claim Notice for indemnification may be provided with respect to any Claim for breach of a representation, warranty, covenant or other agreement in this Agreement beyond the survival period specified in Section 9.1.
          (b) The recovery of Losses by any Buyer Indemnitee pursuant to clause (i) or (ii) of Section 9.3(b) or clause (ii) or (iii) of Section 9.3(c), together with all Losses recovered by other Buyer Indemnitees under such provisions, shall be limited to an aggregate amount equal to $10,000,000. Notwithstanding the foregoing, any claim for indemnification (and the Losses recoverable therefrom) that may be brought under Section 9.3(a) or Section 9.3(c)(i) (regardless of whether it could also be brought under any other subsection of Section 9.3) shall not be subject to any limitation under this Section 9.4(b).
          (c) The recovery of Losses by any Seller Indemnitee pursuant to Section 9.2 (other than with respect to a breach by the Partnership, the General Partner or Buyer of the representations and warranties set forth in Section 4.1 (Organization, Standing and Power), Section 4.2 (Capital Structure of the Partnership and the General Partner), Section 4.3(a) (Authority), Section 4.7 (Broker’s or Finder’s Fees) or Section 4.8 (Investment Intent)), together with all Losses recovered by other Seller Indemnitees under such provisions, shall be limited to an aggregate of $10,000,000.
          (d) No Buyer Indemnitee shall be entitled to recover Losses pursuant to Section 9.3(b)(i) or Section 9.3(c)(ii) and no Seller Indemnitee shall be entitled to recover Losses pursuant to Section 9.2 unless:
               (i) the Buyer Indemnitees, collectively, or the Seller Indemnitees, collectively, shall have suffered or incurred aggregate Losses otherwise recoverable under this Article IX in an amount in excess of the Deductible, and then recovery shall be permitted only to the extent of such excess; and
               (ii) after the Deductible has been met, the Buyer Indemnitees, collectively, or the Seller Indemnitees, collectively, shall have suffered or incurred Losses with respect to the individual Claim or series of related Claims that arise out of substantially the same facts and circumstances for which recovery is sought in excess of $100,000, in which case the full amount of such Losses shall be recoverable, subject to the limitations imposed by the other provisions of this Section 9.4.
Notwithstanding the foregoing, any claim for indemnification (and the Losses recoverable therefrom) that may be brought under Section 9.3(a), Section 9.3(b)(ii) or Section 9.3(b)(iii) (regardless of whether it could also be brought under Section 9.3(b)(i)) and any claim for indemnification (and the Losses recoverable therefrom) that may be brought under Section 9.3(c)(i) or Section 9.3(c)(iii) (regardless of whether it could also be brought under Section 9.3(c)(ii)), shall not be subject to any limitation specified in this Section 9.4(d).
          (e) Notwithstanding anything to the contrary in this Agreement:
               (i) For purposes of determining whether a representation or warranty contained herein, other than those set forth in Sections 3.17, 3.21, 4.4 and 4.5, has been breached for purposes of this Article IX and determining the amount of Losses suffered thereby by any Buyer Indemnitee or Seller Indemnitee, as the case may be, each representation and warranty set forth in this Agreement (other than as aforesaid), and any qualification with respect to any such representation or warranty set forth in the Acquired Company Disclosure Schedule or the Partnership Disclosure Schedule, shall be read without regard or giving effect to any “material,” “materiality,” “Material Adverse Effect,” and “substantial” or “Knowledge” qualifications that may be contained in any such representation or warranty; provided, however, that the defined term “Material Contract” and all “material,” “materiality,” “Material Adverse Effect,” and “substantial” or “Knowledge” qualifications that are contained in any defined term shall be given effect; and provided, further, that from and after the second anniversary of the Closing Date, each of the representations and warranties of the Seller Parties set forth in Section 3.18 shall be read, for all purposes under this Article IX, as if it were qualified by the phrase “to Seller’s Knowledge;”
               (ii) None of the Seller Parties may assert, and each shall be deemed to have waived in full, any claim with respect to a breach of a representation, warranty, covenant or agreement contained herein if, to Seller’s Knowledge, such breach existed prior to the Closing Date but such Seller Party nevertheless proceeded with the Closing;
               (iii) None of the Partnership, the General Partner or Buyer may assert, and each shall be deemed to have waived in full, any claim with respect to a breach of a representation, warranty, covenant or agreement contained herein if, to Buyer’s Knowledge, such breach existed prior to the Closing Date but such Party nevertheless proceeded with the Closing; and
               (iv) The provisions of this Article IX shall apply in such a manner as not to give duplicative effect to any item of adjustment.
          (f) The amount of Losses required to be paid pursuant to this Article IX shall be reduced to the extent of any tax benefits actually realized, or insurance proceeds directly or indirectly received by the Indemnified Party.
     9.5 Notice of Asserted Liability; Opportunity to Defend.
          (a) All claims for indemnification hereunder shall be asserted and handled pursuant to this Section 9.5. Any Person claiming indemnification hereunder is referred to herein as the “Indemnified Party” or “Indemnitee” and any Person against whom such claims are asserted hereunder is referred to herein as the “Indemnifying Party” or “Indemnitor.”
          (b) If any Claim is asserted against or any Loss is sought to be collected from an Indemnifying Party, the Indemnified Party shall with reasonable promptness (and in any event prior to the expiration of the relevant survival period set forth in Section 9.1(a)) provide to the Indemnifying Party a Claim Notice. The failure to notify the Indemnifying Party shall not relieve it of any liability that it may have to any Indemnified Party with respect to such Claim or Loss except to the extent the Indemnifying Party shall have been materially prejudiced by such failure or to the extent the Claim Notice was provided after the expiration of the relevant survival period set forth in Section 9.1.
          (c) The Indemnifying Party shall have 30 days from receipt of the Claim Notice (the “Notice Period”) to notify the Indemnified Party in writing (i) whether or not the Indemnifying Party disputes the liability to the Indemnified Party hereunder with respect to the Claim or Loss, (ii) in any case in which Losses are asserted against or sought to be collected from an Indemnifying Party by an Indemnified Party, whether or not the Indemnifying Party desires at its own sole cost and expense to attempt to remedy such Losses or (iii) in any case in which Claims are asserted against or sought to be collected from an Indemnified Party by a Third Person (“Third Person Claim”), whether or not the Indemnifying Party desires at its own sole cost and expense to defend the Indemnified Party against such Third Person Claim.
          (d) If the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against a Third Person Claim, the Indemnifying Party shall have the right to defend all appropriate Proceedings with counsel of its own choosing (but reasonably satisfactory to the Indemnified Party) and such Proceedings shall be diligently prosecuted by it to settlement or a final conclusion. If the Indemnified Party desires to participate in any such defense or settlement, other than at the request of the Indemnifying Party, it may do so at its sole cost and expense. If the Indemnified Party joins in defending in any such Third Person Claim, the Indemnifying Party shall have full authority to determine all action to be taken with respect thereto. If the Indemnifying Party elects not to defend the Indemnified Party against a Third Person Claim or does not provide an answer within the Notice Period, the Indemnified Party shall be entitled to assume the defense of all appropriate Proceedings related thereto with counsel of its choosing. If a Proceeding is asserted against both the Indemnifying Party and the Indemnified Party and there are one or more defenses available to the Indemnified Party that are not available to the Indemnifying Party or there is a conflict of interest that renders it inappropriate for the same counsel to represent both the Indemnifying Party and the Indemnified Party, the Indemnifying Party shall be responsible for paying for separate counsel for the Indemnified Party; provided, however, that, if there is more than one Indemnified Party, the Indemnifying Party shall not be responsible for paying for more than one separate firm of attorneys (in addition to local counsel) to represent the Indemnified Parties, regardless of the number of Indemnified Parties. No compromise or settlement of any Proceeding or Third Party Claim may be effected by the Indemnifying Party without the Indemnified Party’s written consent, which consent shall not be unreasonably withheld, unless the sole relief provided is monetary damages that are paid in full by the Indemnifying Party and such settlement includes the granting by each claimant or plaintiff to each Indemnified Party of an unconditional release from all liability in respect of such Third Person Claim and the related Proceeding, in which case the Indemnifying Party may compromise or settle such Proceeding without the Indemnified Party’s consent.
          (e) If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate with the Indemnifying Party and its counsel, at the cost and expense (it being understood that nominal internal costs and expenses and reasonable time expenditures of internal staff shall not be charged) of the Indemnifying Party, in contesting any Third Person Claim, in making any counterclaim against the Third Person asserting the Third Person Claim or in making any cross-complaint against any Person.
          (f) The costs and expenses of an Indemnitee, including the fees, costs and expenses of its separate counsel, experts (including expert witnesses), consultants and any other representatives engaged by it, incurred in connection with the defense and settlement or final resolution of any Third Person Claim as to which such Indemnitee has the right to control shall be treated as “Losses” for all purposes hereunder.
     9.6 Exclusive Remedy. AS BETWEEN THE BUYER INDEMNITEES AND THE SELLER PARTIES, ON ONE HAND, AND THE SELLER INDEMNITEES AND

THE PARTNERSHIP, THE GENERAL PARTNER AND BUYER, ON THE OTHER, AFTER CLOSING, OTHER THAN WITH RESPECT TO CLAIMS FOR FRAUD, (A) THE PROVISIONS SET FORTH IN THIS ARTICLE IX SHALL BE THE SOLE AND EXCLUSIVE RIGHTS, OBLIGATIONS AND REMEDIES OF THE PARTIES WITH RESPECT TO THIS AGREEMENT, THE EVENTS GIVING RISE THERETO, AND THE TRANSACTIONS PROVIDED FOR HEREIN OR CONTEMPLATED HEREBY AND (B) NO PARTY OR ANY OF ITS SUCCESSORS OR ASSIGNS SHALL HAVE ANY RIGHTS AGAINST ANY OTHER PARTY OR ITS AFFILIATES OTHER THAN AS IS EXPRESSLY PROVIDED IN THIS ARTICLE IX.
     9.7 Limitation on Damages. SUBJECT TO SECTION 9.6, NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, IN NO EVENT SHALL ANY PARTY BE LIABLE TO ANY OTHER PARTY, OR TO ANY INDEMNITEE, UNDER THIS AGREEMENT FOR ANY EXEMPLARY, PUNITIVE, CONSEQUENTIAL, REMOTE, SPECULATIVE OR SPECIAL DAMAGES, AND NO CLAIM SHALL BE MADE OR AWARDED AGAINST ANY PARTY, FOR ANY SUCH DAMAGES.
     9.8 Bold and/or Capitalized Letters. THE PARTIES ACKNOWLEDGE THAT THE BOLD AND CAPITALIZED LETTERS IN THIS AGREEMENT CONSTITUTE CONSPICUOUS LEGENDS.
     9.9 Independent Investigation. The Partnership, the General Partner and Buyer are knowledgeable in the business of owning, leasing, preparing, loading and transporting coal. In making the decision to enter into this Agreement and to consummate the transactions contemplated hereby, the Partnership, the General Partner and Buyer have relied solely on their own independent due diligence investigations and inspection of the Assets of the Acquired Companies, and the representations, warranties, covenants and undertakings of the Seller Parties in this Agreement.
     9.10 Disclaimer. EXCEPT AS EXPRESSLY SET OUT IN THIS AGREEMENT, NO SELLER PARTY MAKES ANY REPRESENTATION, COVENANT OR WARRANTY, EXPRESS, IMPLIED OR STATUTORY, AS TO THE ACCURACY OR COMPLETENESS OF ANY DATA OR RECORDS DELIVERED TO THE PARTNERSHIP, THE GENERAL PARTNER OR BUYER WITH RESPECT TO (A) THE ASSETS, INCLUDING ANY DESCRIPTION OF THE ASSETS, PRICING ASSUMPTIONS, QUALITY OR QUANTITY OF THE COAL RESERVES INCLUDED IN THE ASSETS, OR (B) FUTURE AMOUNTS OF COAL OR OTHER PRODUCTS PRODUCED, PROCESSED, STORED OR TRANSPORTED, THROUGH OR AT THE ASSETS.
ARTICLE X
MISCELLANEOUS PROVISIONS
     10.1 Expenses. Each Party will bear its own respective costs and expenses (including legal fees and expenses) incurred in connection with the negotiation of this Agreement and the transactions contemplated hereby.

     10.2 Assignment. No Party may assign this Agreement or any of its rights or obligations arising hereunder without the prior written consent of the other Parties; provided, however, that without the consent of any Seller Party, Buyer may, without relieving Buyer from its liabilities or obligations hereunder, assign this Agreement, and its rights and obligations hereunder, to an Affiliate of Buyer or to an entity formed, controlled and primarily owned by Buyer. Any purported assignment in violation of this Section shall be void ab initio.
     10.3 Entire Agreement, Amendments and Waiver. This Agreement (together with any Exhibits and schedules hereto), the other Transaction Documents and all certificates, documents, instruments and writings that are delivered pursuant hereto or thereto contain the entire understanding of the Parties with respect to the transactions contemplated hereby and supersede all prior agreements, arrangements and understandings relating to the subject matter hereof other than the Confidentiality Agreement which is hereby ratified by Buyer, as if Buyer were a party thereto, and shall hereafter bind the Partnership and Buyer, as well as the parties thereto. This Agreement may be amended or superseded only by a written instrument duly executed by each Party specifically stating that such Party amends or supersedes this Agreement. Any of the terms of this Agreement and any condition to a Party’s obligations hereunder may be waived only in writing by that Party specifically stating that it waives a term or condition hereof. No waiver by a Party of any one or more conditions or defaults by the other in performance of any of the provisions of this Agreement shall operate or be construed as a waiver of any future conditions or defaults, whether of a like or different character, nor shall the waiver constitute a continuing waiver unless otherwise expressly provided.
     10.4 Severability. Each portion of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity of the remainder of this Agreement.
     10.5 Counterparts. This Agreement may be executed simultaneously in any number of counterparts (including facsimile counterparts), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     10.6 Governing Law and Dispute Resolution.
          (a) Governing Law. This Agreement shall be governed by, enforced in accordance with, and interpreted under, the Laws of the State of West Virginia, without reference to applicable principles of conflicts of Laws.
          (b) Consent to Jurisdiction. The Parties hereby irrevocably submit to the jurisdiction of the courts of the State of Texas and the federal courts of the United States of America located in Houston, Texas, and appropriate courts of appeal therefrom, over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby, and each Party hereby irrevocably agrees that all claims in respect of such dispute or proceeding may be heard and determined in such courts. The Parties hereby irrevocably waive, to the fullest extent permitted by Law, any objection that they may now or hereafter have to the laying of venue of any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each Party agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. This consent to jurisdiction is being given solely for purposes of this Agreement and is not intended to confer, and shall not confer, consent to jurisdiction with respect to any other dispute in which a Party to this Agreement may become involved. Each Party consents to process being served by any other Party to this Agreement in any Proceeding of the nature specified in this Section 10.6(b) by the mailing of a copy thereof in the manner specified by the provisions of Section 10.7.
          (c) Recovery of Costs and Attorneys’ Fees. If there are any Proceedings arising out of or relating to this Agreement or the transactions contemplated hereby after the entry of a final written non-appealable order and if one Party has predominantly prevailed in the dispute, that Party shall be entitled to recover from the other Party all court costs, fees and expenses relating to such Proceeding, including reasonable attorneys’ fees that are specifically included in such court award.
          (d) Settlement Proceedings. All aspects of any settlement proceedings, including discovery, testimony and other evidence, negotiations and communications pursuant to this Section 10.6, briefs and the award shall be held confidential by each Party, and shall be treated as compromise and settlement negotiations for the purposes of the federal and state rules of evidence.
     10.7 Notices and Addresses. Any notice, request, instruction, waiver or other communication to be given hereunder by any Party shall be in writing and shall be considered duly delivered if personally delivered, mailed by certified mail with the postage prepaid (return receipt requested), sent by messenger or overnight delivery service, or sent by facsimile to the addresses of the Parties as follows:
THE PARTNERSHIP, THE GENERAL PARTNER or BUYER:
c/o The Partnership
601 Jefferson, Suite 3600
Houston, Texas 77002
Telephone: (713) 751-7516
Facsimile: (713) 751-7517
Attention: Vice President and General Counsel
With a copy to (which shall not constitute notice):
Vinson & Elkins L.L.P.
1001 Fannin, Suite 2500
Houston, Texas 77002
Telephone: (713) 758-3706
Facsimile: (713) 615-5859
Attention: Dan A. Fleckman

ANY SELLER PARTY
c/o Adena Minerals, LLC
3801 PGA Boulevard
Suite 903
Palm Beach Gardens, Florida 33410
Telephone: (561) 626-4999
Facsimile: (561) 626-4938
Attention: J. Matthew Fifield

With a copy to (which shall not constitute notice):
Bailey & Glasser LLP
227 Capitol Street
Charleston, West Virginia 25301
Telephone: (304) 345-6555
Facsimile: (304) 342-1110
Attention: Brian A. Glasser
or at such other address as a Party may designate by written notice to the other Parties in the manner provided in this Section 10.7. Notice by mail shall be deemed to have been given and received on the third day after posting. Notice by messenger, overnight delivery service, facsimile transmission or personal delivery shall be deemed given on the date of actual delivery.
     10.8 Press Releases. Except as may otherwise be required by securities Laws and public announcements or disclosures that are, in the reasonable opinion of the Party proposing to make the announcement or disclosure, legally required to be made, there shall be prior to Closing no press release or public communication concerning the transactions contemplated by this Agreement by any Party except with the prior written consent of the Party not originating such press release or communication, which consent shall not be unreasonably withheld or delayed. Prior to Closing the Partnership and Seller will consult in advance on the necessity for, and the timing and content of, any communications to be made to the public.
     10.9 Offset. Nothing contained herein shall impair or constitute a waiver of any right of offset or setoff for any Party.
     10.10 No Partnership; Third Party Beneficiaries. Except to the extent expressly set forth in the Partnership Agreement and the General Partner Partnership Agreement, as amended by the General Partner Partnership Agreement Amendment, nothing in this Agreement or the other Transaction Documents shall be deemed to create a joint venture, partnership, tax partnership, or agency relationship among the Parties. Nothing in this Agreement shall provide any benefit to any Third Person or entitle any Third Person to any claim, cause of action, remedy or right of any kind, it being the intent of the Parties that this Agreement shall not be construed as a third-party beneficiary contract; provided, however, that the indemnification provisions of Article IX shall inure to the benefit of the Buyer Indemnitees and the Seller Indemnitees as provided therein.

     10.11 Negotiated Transaction. The Parties, each represented by legal counsel, have each participated in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation should arise, this Agreement shall be construed as if drafted by all Parties and no presumption or burden of proof shall arise favoring or burdening any Party hereto by virtue of the authorship of any of the provisions of this Agreement.
     10.12 Disclosure Schedules. The information in the Acquired Company Disclosure Schedule and the Partnership Disclosure Schedule constitutes (a) exceptions or qualifications to particular representations, warranties, covenants and obligations of the Seller Parties or the Partnership, the General Partner and Buyer, as applicable, as set forth in this Agreement or (b) descriptions or lists of assets and liabilities and other items referred to in this Agreement. The Disclosure Schedules shall not be construed as indicating that any disclosed information is required to be disclosed, and no disclosure shall be construed as an admission that such information is material to, or required to be disclosed by, the disclosing Party. Capitalized terms used in each Disclosure Schedule that are not defined therein are defined in this Agreement and shall have the meaning given to them in this Agreement. The statements in each Disclosure Schedule relate only to the provisions in the Section of this Agreement to which they expressly relate and not to any other provision in this Agreement, unless its applicability to another Section of this Agreement is readily apparent.
     10.13 Time of the Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.
     10.14 Affiliate Liability.
          (a) Each of the following is herein referred to as a “Buyer Affiliate”: (i) any direct or indirect holder of the general partner interest in the Partnership (whether limited or general partners, members or otherwise), and (ii) any director, officer, manager, employee, representative or agent of (A) the Partnership, the General Partner or Buyer or (B) any Person who directly or indirectly controls the Partnership. Except to the extent that a Buyer Affiliate is an express signatory hereto or thereto or an express assignee of the Partnership or Buyer, no Buyer Affiliate shall have any liability or obligation to any Seller Party of any nature whatsoever in connection with or under this Agreement, any of the other Transaction Documents or the transactions contemplated herein or therein, and each Seller Party on behalf of itself and each Acquired Company and Seller Affiliate hereby waives and releases all claims of any such liability and obligation. Notwithstanding the foregoing, no Seller Party shall be deemed an Affiliate of the Partnership.
          (b) Each of the following is herein referred to as a “Seller Affiliate”: (i) any direct or indirect holder of Equity Interests in any Seller Party (whether limited or general partners, members, stockholders or otherwise), and (ii) any partner, member, shareholder, director, officer, manager, employee, representative or agent of (A) any Seller Party or any Acquired Company or any Subsidiary of either of them or (B) any Person who directly or indirectly controls any Seller Party. Except to the extent that a Seller Affiliate is an express signatory hereto or an express assignee of any Seller Party, no Seller Affiliate shall have any liability or obligation to the Partnership, the General Partner, Buyer or Buyer Indemnitee of any nature whatsoever in connection with or under this Agreement, any of the other Transaction

Documents or the transactions contemplated herein or therein, and the Partnership, the General Partner and Buyer on behalf of themselves and the Buyer Affiliates hereby waive and release all claims of any such liability and obligation.
     10.15 No Waiver of Claims for Fraud. The liability of any Party under Article IX shall be in addition to, and not exclusive of, any other liability that such Party may have at law or equity based on such Party’s fraudulent acts or omissions. None of the provisions set forth in this Agreement shall be deemed a waiver by any Party of any right or remedy which such Party may have at law or equity based on any other Party’s fraudulent acts or omissions, nor shall any such provisions limit, or be deemed to limit, (a) the amounts of recovery sought or awarded in any such claim for fraud, (b) the time period during which a claim for fraud may be brought, or (c) the recourse which any such Party may seek against another Party with respect to a claim for fraud; provided, however, that with respect to such rights and remedies at law or equity, the Parties further acknowledge and agree that none of the provisions of this Section 10.15 shall be deemed a waiver of any defenses which may be available in respect of actions or claims for fraud, including defenses of statutes of limitations or limitations of damages.
     10.16 No Recovery. No Seller Party shall be entitled to indemnification or contribution from any Acquired Company for any Losses that it is obligated to pay pursuant to any Claim brought by a Buyer Indemnitee. The foregoing shall not apply to Claims made against the Partnership, the General Partner or Buyer for a breach of any of the representations, warranties, covenants and agreements of the Partnership, the General Partner or Buyer set forth in this Agreement (each such Claim, a “Permitted Indemnification/Contribution”). If any right of indemnification or contribution from any Acquired Company under the Organizational Documents of such Acquired Company relating to a Claim (other than a claim for Permitted Indemnification/Contribution) is ultimately determined to be unwaivable, the Seller Parties shall indemnify the Buyer or the applicable Acquired Company to the full extent of such recovery. Except as set forth in this Section 10.16, each Seller Party hereby waives and releases any and all rights that it may have to assert claims of indemnification or contribution against any Acquired Company under this Agreement, any other Transaction Document, any other Contract or any provision of its Organizational Documents for any Losses that such Seller Party is obligated to pay pursuant to any Claim brought by a Buyer Indemnitee (other than a claim for Permitted Indemnification/Contribution).
     10.17 Guarantee of Obligations. Parent hereby agrees to guarantee the obligations of Seller under this Agreement, including any obligation to indemnify any Buyer Indemnitee for which Seller may become liable in accordance with the terms hereof. If Seller shall fail or be unable to pay any amounts due to any Buyer Indemnitee under this Agreement when the same shall become due and payable, Parent shall be obligated to pay or cause to be paid such amounts to each such Buyer Indemnitee in accordance with the terms hereof. This guarantee is a guarantee of payment, performance and compliance and not of collectibility and is in no way conditioned or contingent upon any attempt to collect from or enforce performance or compliance by Seller or upon any other event or condition whatsoever. Upon Parent’s execution and delivery to the Partnership, the General Partner and Buyer of a release substantially in the form attached hereto as Exhibit E the (“Parent Release”) on or after the third anniversary of the Closing (the date of such delivery, the “Parent Release Date”), the obligations of Parent under this Section 10.17 shall terminate, and Parent shall have no further liability or obligation under this Agreement with respect to any Claim asserted or Loss sought by any Buyer Indemnitee against Parent in accordance with Article IX following the Parent Release Date.
[SIGNATURE PAGES FOLLOW]

     THE PARTIES HAVE signed this Agreement as of the date first set forth above.

BUYER:

NRP (Operating) LLC

By:	/s/ Nick Carter

Nick Carter
President and Chief Operating Officer

THE GENERAL PARTNER:

NRP (GP) LP

By:	GP Natural Resource Partners LLC,
its general partner

By:	/s/ Nick Carter

Nick Carter
President and Chief Operating Officer

THE PARTNERSHIP:

Natural Resource Partners L.P.

By:	NRP (GP) LP, its general partner

By:	GP Natural Resource Partners LLC,
its general partner

By:	/s/ Nick Carter

Nick Carter
President and Chief Operating Officer
Signature page to Second Contribution Agreement

PARENT:

FORESIGHT RESERVES LP

By:	INSIGHT RESOURCE, LLC,
its general partner

By:	/s/ Donald Holcomb

Donald Holcomb
Authorized Person

SELLER:

ADENA MINERALS, LLC

By:	/s/ Donald Holcomb

Donald Holcomb
Authorized Person
Signature page to Second Contribution Agreement